Exhibit (19)
First Quarter 2006
Management’s Discussion and Analysis
Quarterly Financial Supplement
Three Months Ended March 31, 2006

WACHOVIA CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL SUPPLEMENT
THREE MONTHS ENDED MARCH 31, 2006
TABLE OF CONTENTS

FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31,		Percent
			Increase
(Dollars in millions, except per share data)	2006	2005	(Decrease)

EARNINGS SUMMARY
Net interest income (GAAP)	$3,490	3,413	2%
Tax-equivalent adjustment	49	61	(20)

Net interest income (Tax-equivalent)	3,539	3,474	2
Fee and other income	3,517	2,995	17

Total revenue (Tax-equivalent)	7,056	6,469	9
Provision for credit losses	61	36	69
Other noninterest expense	4,079	3,696	10
Merger-related and restructuring expenses	68	61	11
Other intangible amortization	92	115	(20)

Total noninterest expense	4,239	3,872	9
Minority interest in income of consolidated subsidiaries	95	64	48

Income before income taxes (Tax-equivalent)	2,661	2,497	7
Tax-equivalent adjustment	49	61	(20)
Income taxes	884	815	8

Net income	$1,728	1,621	7%

Diluted earnings per common share	$1.09	1.01	8%
Return on average common stockholders’ equity	14.62%	13.92	—
Return on average assets	1.34%	1.31	—

ASSET QUALITY
Allowance for loan losses as % of loans, net	1.08%	1.20	—
Allowance for loan losses as % of nonperforming assets	389	262	—
Allowance for credit losses as % of loans, net	1.14	1.27	—
Net charge-offs as % of average loans, net	0.09	0.08	—
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.28%	0.50	—

CAPITAL ADEQUACY
Tier I capital ratio	7.87%	7.91	—
Total capital ratio	11.45	11.40	—
Leverage ratio	6.86%	5.99	—

OTHER FINANCIAL DATA
Net interest margin	3.21%	3.31	—
Fee and other income as % of total revenue	49.84	46.30	—
Effective income tax rate	33.84%	33.42	—

BALANCE SHEET DATA
Securities	$118,818	116,731	2%
Loans, net	280,932	227,266	24
Total assets	541,842	506,833	7
Total deposits	328,564	297,657	10
Long-term debt	70,218	47,932	46
Stockholders’ equity	$49,789	46,467	7%

OTHER DATA
Average diluted common shares (In millions)	1,586	1,603	(1)%
Actual common shares (In millions)	1,608	1,576	2
Dividends paid per common share	$0.51	0.46	11
Dividend payout ratio on common shares	46.79%	45.54	3
Book value per common share	$30.95	29.48	5
Common stock price	56.05	50.91	10
Market capitalization	$90,156	80,256	12
Common stock price to book value	181%	173	5
FTE employees	97,134	93,669	4
Total financial centers/brokerage offices	3,889	3,970	(2)
ATMs	5,179	5,234	(1)%

Management’s Discussion and Analysis

This discussion contains forward-looking statements. Please refer to our First Quarter 2006 Report on Form 10-Q for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.

Summary of Results of Operations	Three Months Ended
		March 31,
(In millions, except per share data)	2006	2005

Net interest income (GAAP)	$3,490	3,413
Tax-equivalent adjustment	49	61

Net interest income (a)	3,539	3,474
Fee and other income	3,517	2,995

Total revenue (a)	7,056	6,469
Provision for credit losses	61	36
Other noninterest expense	4,079	3,696
Merger-related and restructuring expenses	68	61
Other intangible amortization	92	115

Total noninterest expense	4,239	3,872
Minority interest in income of consolidated subsidiaries	95	64
Income taxes	884	815
Tax-equivalent adjustment	49	61

Net income	1,728	1,621

Diluted earnings per common share	$1.09	1.01

(a) Tax-equivalent.
Executive Summary
Wachovia’s net income available to common stockholders in the first quarter of 2006 was $1.7 billion, up 7 percent from the same period of 2005, and diluted earnings per common share were up 8 percent to $1.09. Results include after-tax net merger-related and restructuring expenses of 3 cents per share in the first quarter of 2006 and 2 cents per share in the first quarter of 2005. In addition, results include a $100 million credit card-related termination fee received as a result of the Bank of America/MBNA merger, which is discussed further in the Outlook section, and $98 million in increased employee stock compensation expense related to the implementation of a new share-based payment accounting standard, which is discussed further in the Outlook section and in Notes to Consolidated Financial Statements. In addition, results include the impact of acquisitions, including the March 1, 2006, Westcorp merger.
In the first quarter of 2006 compared with the first quarter of 2005, revenue rose 9 percent to $7.1 billion, as strong balance sheet growth overcame margin compression resulting from a flattening yield curve. Net interest income growth of 2 percent reflected strength in loans and deposits. Fee and other income grew 17 percent with strength in nearly every category, with higher interchange fees, consumer service charges, and with a rebound in market-sensitive businesses, highlighted by higher trading profits, investment banking fees and commissions. In addition, other income included the $100 million termination fee and a $33 million gain related to the Archipelago/New York Stock Exchange merger. Results also included securities losses of $48 million, which consisted of $64 million of losses in the corporate portfolio offset by gains of $16 million in our Corporate and Investment Bank related to corporate lending activities. Fee and other income represented 50 percent of total revenue in the first quarter of 2006, compared with 46 percent in the first quarter a year ago.
Credit quality continued to be very strong, with an annualized net charge-off ratio of 0.09 percent and, while nonperforming assets increased, they remained a very low 0.28 percent of loans, foreclosed properties and loans held for sale. Provision expense rose $25 million from a low level in the first quarter of 2005, which reflected higher recoveries. We continue to mitigate risk and volatility on our balance sheet by actively monitoring and reducing potential problem loans, including their sale when prudent.
Average net loans increased 18 percent in the first quarter of 2006 from the first quarter of 2005 to $260.6 billion. Average consumer loan growth of 26 percent in the same period was led by real estate-

secured loans, including the effect of the transfer of $12.5 billion of home equity lines to the loan portfolio from loans held for sale at year-end 2005, and the addition of an average $4.6 billion of Westcorp auto loans. Excluding the transfer of home equity lines and the impact of Westcorp, consumer loans increased 8 percent. Average commercial loan growth of 12 percent reflected strength in middle-market commercial and large corporate lending. Average core deposits increased 7 percent from the first quarter of 2005 to $290.2 billion and average low-cost core deposits increased 4 percent in the same period to $243.9 billion at March 31, 2006.
Total noninterest expense rose 9 percent in the first quarter of 2006 from the first quarter of 2005, largely reflecting the $98 million increase in employee stock compensation expense, the effect of acquisitions and higher revenue-related incentive expense.
Our four major businesses continued to generate strong sales activity and market share gains in the first quarter of 2006. The General Bank’s earnings rose 21 percent to $1.1 billion, with exceptionally strong fee and other income. Capital Management grew earnings to $181 million, reflecting strength in managed account fees and growth in net interest income as deposit spreads improved. Wealth Management’s earnings declined 5 percent to $58 million as higher expenses largely related to employee stock compensation expense and a new investment platform outpaced 16 percent revenue growth. Our Corporate and Investment Bank earned $519 million, reflecting strong investment banking results, fees related to the issuance of Wachovia corporate securities, which are eliminated in the Parent, and the gain from the Archipelago/New York Stock Exchange merger.
In the first quarter of 2006, we paid common stockholders dividends of $822 million, or 51 cents per common share. Our goal is to return 40 percent to 50 percent of our earnings to shareholders as dividends, and in the first quarter of 2006 our dividend payout ratio was 46.79 percent, or 43.97 percent excluding merger-related and restructuring expenses and other intangible amortization, which is the basis we use in measuring our goal.
Our balance sheet is strong and well capitalized under regulatory guidelines with a tier 1 capital ratio of 7.87 percent and a leverage ratio of 6.86 percent at March 31, 2006.
Outlook
Based on our consistent performance, confidence in our business model, capital strength and improving market conditions, we have maintained the 2006 financial outlook we provided in our 2005 Annual Report. We note, however, revised economic assumptions for 2006 include growth in the real gross domestic product (GDP) of 3.30 percent; inflation (based on the Consumer Price Index) of 3.00 percent; a federal funds rate of 5.25 percent and a 10-year treasury bond rate of 5.00 percent by December 2006; and growth in the S&P 500 index of 7.00 percent.
The following outlook is for the full year 2006 compared with an “adjusted” 2005 amount, which includes our reported results and the reported results for the nine months ended September 30, 2005, for Westcorp, an auto dealer financial services business that we acquired on March 1, 2006. Amounts discussed below exclude merger-related and restructuring expenses and the effect, if any, of accounting proposals, including the $98 million of employee stock compensation costs we incurred in the first quarter of 2006. Other than approximately $9 million of expense in the second quarter relating to awards to Capital Management employees who will be retirement-eligible at the date of grant, we currently do not expect to incur any additional costs of this type in 2006.
•	Net interest income growth in the low single-digit percentage range on a tax-equivalent basis from an adjusted $14.6 billion.

•	Fee income growth in the low double-digit percentage range from an adjusted $12.3 billion.

•	Noninterest expense growth in the low single-digit percentage range from an adjusted $15.8 billion.

•	Minority interest expense increase in the mid-teens percentage range from an adjusted $367 million.

•	Loan growth in the mid-teens percentage range from an adjusted $240.6 billion, including consumer loan growth in the high teens from an adjusted $107.9 billion, and commercial loan growth in the low double-digit percentage range from an adjusted $132.7 billion.

•	Net charge-offs in the 15 basis point to 25 basis point range, up from an adjusted 15 basis points, with provision expense also expected to be in the 15 basis point to 25 basis point range.

•	An effective income tax rate of approximately 34 percent to 35 percent on a tax-equivalent basis.

•	A tier 1 capital ratio above 7.5 percent; a leverage ratio above 6.0 percent, and a tangible capital to tangible asset ratio above 4.7 percent.

•	A dividend payout ratio of 40 percent to 50 percent of earnings excluding merger-related and restructuring expenses, and other intangible amortization.

•	Use of excess capital to opportunistically repurchase shares, to reinvest in our businesses and to undertake financially attractive, shareholder friendly acquisitions.
Recent proposals on leveraged lease accounting and uncertain tax positions by the Financial Accounting Standards Board (FASB), if adopted as currently proposed, may have an impact on our financial results in future periods. The impact, if adopted as currently proposed, would include (i) a one-time noncash charge recorded as a cumulative effect of a change in accounting principle, and (ii) in the leveraged lease proposal, the recognition as income in future periods of amounts in the aggregate approximating the amount of the one-time charge. The Accounting and Regulatory Matters section has additional information about these FASB proposals.
With the successful integration of SouthTrust systems, products and signs to the Wachovia platform completed in 2005, we expect 2006 to reflect our original expectation for annual after-tax expense savings of $255 million.
We reentered the credit card market as a direct issuer in January 2006. First quarter 2006 results include the $100 million MBNA termination fee, which will defray systems, personnel and other costs to build our credit card business. We may use securities gains or other gains during the rest of the year to defray the initial dilution associated with building this business. Actions taken in the first quarter of 2006 better position us to be able to do this during the rest of the year. Key leaders are in place and we are hiring additional personnel, making decisions on operating systems and establishing business strategies. Marketing strategies, which will focus on our existing customer base, are expected to be launched in midsummer.
We continue to evaluate our operations and organizational structures to ensure they are closely aligned with our goal of maximizing performance through increased efficiency and competitiveness in our four core businesses. We are striving to make Wachovia a more efficient company, but it is not our intention to have the lowest overhead efficiency ratio in our peer group because we expect to continue to invest in higher growth businesses. As we disclosed in January 2005, we believe we will slow annual expense growth by $600 million to $1.0 billion by 2007. We believe this will result in position reductions in the range of 3,500 to 4,000, approximately 20 percent of which will result from normal attrition, although we also expect to add positions in higher growth businesses. To date, we have identified initial expense reduction opportunities, which when implemented, are expected to result in cost savings in the range of $650 million to $750 million annually.
In conjunction with these efforts, we have established overhead efficiency targets, excluding merger-related and restructuring expenses, other intangible amortization, discontinued operations and changes in accounting principle, for each of our four businesses and for the overall company to achieve by 2007. These 2007 targets are as follows:

·	General Bank	45 percent to 47 percent
·	Capital Management	75 percent to 77 percent
·	Wealth Management	60 percent to 62 percent
·	Corporate and Investment Bank	49 percent to 51 percent
·	Wachovia Corporation	52 percent to 55 percent
Segment tables in the Business Segments section have additional information.
When consistent with our overall business strategy, we may consider disposing of certain assets, branches, subsidiaries or lines of business. We continue to routinely explore acquisition opportunities in areas that would complement our core businesses, and frequently conduct due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities could occur.
Critical Accounting Policies
Our accounting and reporting policies are in accordance with U.S. generally accepted accounting principles (GAAP) and they conform to general practices within the applicable industries. We use a significant amount of judgment and estimates based on assumptions for which the actual results are uncertain when we make the estimations. We have identified five policies as being particularly sensitive in terms of judgments and the extent to which significant estimates are used: allowance for loan losses and the reserve for unfunded lending commitments (which is recorded in other liabilities); fair value of certain financial instruments; consolidation; goodwill impairment; and contingent liabilities. For more information on these critical accounting policies, please refer to our 2005 Annual Report on Form 10-K.

Average Balance Sheets and Interest Rates	Three Months Ended		Three Months Ended
	March 31, 2006		March 31, 2005
	Average	Interest	Average	Interest
(In millions)	Balances	Rates	Balances	Rates

Interest-bearing bank balances	$2,872	4.31%	$2,484	2.62%
Federal funds sold	19,657	4.31	24,272	2.55
Trading account assets	27,240	5.08	35,147	4.59
Securities	117,944	5.28	114,961	5.15
Commercial loans, net	142,469	6.52	127,703	5.16
Consumer loans, net	118,105	6.50	93,472	5.49

Total loans, net	260,574	6.51	221,175	5.30

Loans held for sale	8,274	6.24	12,869	5.19
Other earning assets	5,966	8.04	10,139	4.58

Risk management derivatives	—	0.15	—	0.27

Total earning assets	442,527	6.15	421,047	5.27

Interest-bearing deposits	258,340	2.70	234,132	1.56
Federal funds purchased	50,087	4.07	51,395	2.46
Commercial paper	4,193	3.93	13,553	2.45
Securities sold short	8,520	3.01	12,681	3.25
Other short-term borrowings	7,214	2.26	6,370	1.63
Long-term debt	56,052	4.99	47,385	4.17

Risk management derivatives	—	0.16	—	0.14

Total interest-bearing liabilities	384,406	3.39	365,516	2.26

Net interest income and margin	$3,539	3.21%	$3,474	3.31%

Corporate Results of Operations
Net Interest Income and Margin Tax-equivalent net interest income increased 2 percent in the first quarter of 2006 from the first quarter of 2005, reflecting strong balance sheet growth. This growth offset compression in the net interest margin, which declined 10 basis points to 3.21 percent primarily due to the impact of a flattening yield curve. Also contributing to decline in the net interest margin were decreases driven by lower trading-related net interest income and the issuance of $2.5 billion of hybrid securities, as well as growth in lower spread loans and other assets despite the addition of higher spread consumer loans from the Westcorp merger. The average federal funds rate in the first quarter of 2006 was 199 basis points higher than the average for 2005, while the average longer-term two-year treasury note rate increased 116 basis points and the average 10-year treasury note rate increased 27 basis points.
In order to maintain our targeted interest rate risk profile, derivatives are often used to manage the interest rate risk inherent in our assets and liabilities. We routinely deploy hedging strategies designed to protect future net interest income. These strategies may reduce current income in the short-term, although we expect them to benefit future periods. In the first quarter of 2006, net interest rate risk management-related derivative income contributed $11 million to net interest income, representing a 1 basis point impact on our net interest margin, compared with $155 million, or 15 basis points, in the first quarter of 2005. The decline in the impact from derivatives largely reflects deposit growth, the effect of receive fixed/pay floating swaps in a rising rate environment, and greater use of cash securities instead of derivatives to maintain our relatively neutral interest rate risk position.

Fee and Other Income	Three Months Ended
	March 31,
(In millions)	2006	2005

Service charges	$574	513
Other banking fees	428	351
Commissions	639	599
Fiduciary and asset management fees	745	714
Advisory, underwriting and other investment banking fees	302	233
Trading account profits	219	108
Principal investing	103	59
Securities losses	(48)	(2)
Other income	555	420

Total fee and other income	$3,517	2,995

Fee and Other Income Fee and other income growth of 17 percent in the first quarter of 2006 from the same period in 2005 came in nearly every category, and reflected:
•	Record service charges and other banking fees driven by strength in consumer activity, higher debit card interchange income on increased volume and higher rates, and higher commercial mortgage servicing income.

•	7 percent growth in commissions largely reflecting higher insurance activity.

•	Improved fiduciary and asset management fees, despite the fourth quarter 2005 divestiture of our Corporate and Institutional Trust businesses, reflecting strong growth in brokerage managed account assets.

•	Strong results in advisory and underwriting largely related to investment grade, loan syndications, structured products, and merger and acquisition advisory services.

•	Stronger trading revenues reflecting increases in global rate products, credit products and equities, offset by a decline in structured products.

•	Improved principal investing results on higher direct investment gains.

•	Net securities losses of $48 million, which included net losses of $64 million in the corporate portfolio offset by gains of $16 million in our Corporate and Investment Bank related to corporate lending activities.

•	Increased other income due to the $100 million MBNA termination fee, a $33 million gain related to the Archipelago/New York Stock Exchange merger, and $53 million of gains related to commercial mortgage securitization activity.

Noninterest Expense	Three Months Ended
	March 31,
(In millions)	2006	2005

Salaries and employee benefits	$2,697	2,401
Occupancy	275	250
Equipment	280	265
Advertising	47	44
Communications and supplies	167	162
Professional and consulting fees	167	127
Sundry expense	446	447

Other noninterest expense	4,079	3,696
Merger-related and restructuring expenses	68	61
Other intangible amortization	92	115

Total noninterest expense	$4,239	3,872

Noninterest Expense Noninterest expense increased 9 percent in the first quarter of 2006 from the same period in 2005 largely reflecting the $98 million increase in employee stock compensation expense, which is included in salaries and employee benefits; the effect of acquisitions; and costs related to reentering the credit card business. The employee stock compensation expense increase was related to the implementation of a new share-based payment accounting standard, which applied to the General Bank, Corporate and Investment Bank, and Wealth Management annual stock awards in the first quarter of 2006. The increased expense is primarily due to the impact of awards granted to retirement-eligible employees, which are now expensed in full at the date of the grant rather than over the full contractual three- to five-year vesting period. We expect Capital Management’s annual stock awards to be granted in the second quarter of 2006. In addition, higher salaries and employee benefits reflected revenue-based incentives and strategic hiring, and included implementation costs related to the efficiency initiative.
Merger-Related and Restructuring Expenses Merger-related and restructuring expenses in the first quarter of 2006 of $68 million included $64 million related to the SouthTrust merger, which is now completed, and $4 million related to other acquisitions. In the first quarter of 2005, we recorded $61 million of these expenses relating to SouthTrust and the retail brokerage integration that was completed in the second quarter of 2005.
Business Segments
We provide a diversified range of banking and nonbanking financial services and products primarily through our four core business segments, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank.
Business segment data excludes merger-related and restructuring expenses, other intangible amortization, the gain on sale of discontinued operations and changes in accounting principle.
Business segment earnings are the primary measure of segment profit or loss we use to assess segment performance and to allocate resources. Economic profit, risk-adjusted return on capital (RAROC) and efficiency ratios are additional metrics, all of which are based on and calculated directly from segment earnings, that assist management in evaluating segment results.
We continuously update segment information for changes that occur in the management of our businesses. For example, in the first quarter of 2006, we transferred certain customer relationships and financial advisors to Wealth Management from Capital Management relating to a new investment platform in Wealth Management and have updated information for 2005 to reflect this and other changes. The impact to segment earnings in 2005 as a result of these changes was:
•	A $26 million decrease in the General Bank.

•	A $5 million increase in Capital Management.

•	A $7 million decrease in Wealth Management.

•	A $2 million decrease in the Corporate and Investment Bank.

•	A $30 million increase in the Parent.

General Bank	Three Months Ended
Performance Summary	March 31,
(Dollars in millions)	2006	2005

Income statement data
Net interest income (Tax-equivalent)	$2,572	2,329
Fee and other income	872	684
Intersegment revenue	45	43

Total revenue (Tax-equivalent)	3,489	3,056
Provision for credit losses	62	57
Noninterest expense	1,677	1,543
Income taxes (Tax-equivalent)	638	534

Segment earnings	$1,112	922

Performance and other data
Economic profit	$866	686
Risk adjusted return on capital (RAROC)	58.28%	50.57
Economic capital, average	$7,431	7,033
Cash overhead efficiency ratio (Tax-equivalent)	48.06%	50.48
Lending commitments	$115,788	97,069
Average loans, net	178,358	159,641
Average core deposits	$216,375	201,699
FTE employees	45,443	42,137

General Bank The General Bank includes our Retail and Small Business and Commercial lines of business.
The General Bank’s earnings rose 21 percent to $1.1 billion on record revenue, including strong fee and other income. Key General Bank trends in the first quarter of 2006 compared with the same period in 2005 included:
•	14 percent revenue growth reflected strengthening production in commercial and consumer loans, the $100 million termination fee and $87 million in net interest income from Westcorp.
•	Commercial loan growth was driven by all business lines; consumer loan growth was led by strength in mortgage and home equity loans, partially offset by slowing growth in home equity lines.

•	Deposit growth included strength in low-cost core deposits. Net new retail checking accounts increased by 187,000 in the first quarter of 2006, compared with an increase of 129,000 in the prior year first quarter.
•	27 percent growth in fee and other income also included strong debit card interchange income and growth in service charges. In addition, a larger mortgage servicing portfolio and higher mortgage originations contributed to growth.

•	9 percent growth in noninterest expense included higher personnel costs related to increased revenue-based incentive expense and employee stock compensation expense, as well as the impact of the Westcorp acquisition and costs related to reentering the credit card business.

•	Continued improvement in the overhead efficiency ratio, despite our de novo branch initiative, due to merger efficiencies and strong expense management.

Capital Management	Three Months Ended
Performance Summary	March 31,
(Dollars in millions)	2006	2005

Income statement data
Net interest income (Tax-equivalent)	$198	152
Fee and other income	1,227	1,137
Intersegment revenue	(11)	(11)

Total revenue (Tax-equivalent)	1,414	1,278
Provision for credit losses	—	—
Noninterest expense	1,129	1,047
Income taxes (Tax-equivalent)	104	85

Segment earnings	$181	146

Performance and other data
Economic profit	$139	106
Risk adjusted return on capital (RAROC)	47.20%	40.48
Economic capital, average	$1,555	1,460
Cash overhead efficiency ratio (Tax-equivalent)	79.84%	81.97
Lending commitments	$237	148
Average loans, net	462	322
Average core deposits	$28,671	30,632
FTE employees	17,107	17,851

Capital Management Capital Management includes Retail Brokerage Services, which includes retail brokerage and our annuity and reinsurance businesses, and Asset Management, which includes mutual funds, customized advisory services and defined benefit and defined contribution retirement services.
Capital Management grew earnings to $181 million on strong revenue growth. Key Capital Management trends in the first quarter of 2006 compared with the same period in 2005 included:
•	11 percent revenue growth driven by strength in retail brokerage managed account fees on 42 percent growth in managed assets to $119.8 billion. Momentum in building recurring revenue streams continued as this growth reflected strong client demand for managed accounts. Net interest income rose 30 percent as a result of improved deposit spreads.
•	$1.2 billion in revenue from our retail brokerage businesses included transactional revenues of $501 million and recurring and other income of $697 million.

•	$219 million in revenue from our asset management businesses, up $2 million, due to growth in equity assets partly offset by lower fixed income mutual fund assets.

•	8 percent growth in noninterest expense, including higher incentives and increased employee stock compensation expense.

Total Assets Under Management (AUM)	2006		2005
	First Quarter		Fourth Quarter		First Quarter
(In billions)	Amount	Mix	Amount	Mix	Amount	Mix

Equity	$87	37%	$82	35%	$78	35%
Fixed income	106	44	105	46	106	47
Money market	45	19	43	19	41	18

Total assets under management (a)	$238	100%	$230	100%	$225	100%
Securities lending	61	—	57	—	45	—

Total assets under management and securities lending	$299	—	$287	—	$270	—

(a) Includes $68 billion in assets managed for Wealth Management, which are also reported in that segment.

Mutual Funds (AUM also included in the above)	2006		2005
	First Quarter		Fourth Quarter		First Quarter
		Fund		Fund		Fund
(In billions)	Amount	Mix	Amount	Mix	Amount	Mix

Equity	$34	36%	$32	35%	$29	33%
Fixed income	23	24	23	25	25	28
Money market	38	40	37	40	34	39

Total mutual fund assets	$95	100%	$92	100%	$88	100%

Total assets under management increased 4 percent from year-end 2005 to $238.3 billion, led by a 6 percent increase in equity assets to $87.3 billion. Total net inflows in assets under management were approximately $5 billion in the first quarter of 2006 while net asset appreciation was approximately $4 billion from increased market valuations. Total brokerage client assets grew 5 percent from year-end 2005 to $689.1 billion at March 31, 2006, excluding a $30 billion reduction in assets lost when a clearing client was acquired by another firm.

Wealth Management	Three Months Ended
Performance Summary	March 31,
(Dollars in millions)	2006	2005

Income statement data
Net interest income (Tax-equivalent)	$149	140
Fee and other income	191	151
Intersegment revenue	1	2

Total revenue (Tax-equivalent)	341	293
Provision for credit losses	—	(1)
Noninterest expense	250	196
Income taxes (Tax-equivalent)	33	37

Segment earnings	$58	61

Performance and other data
Economic profit	$41	45
Risk adjusted return on capital (RAROC)	42.87%	52.55
Economic capital, average	$516	442
Cash overhead efficiency ratio (Tax-equivalent)	73.21%	67.16
Lending commitments	$6,229	4,862
Average loans, net	15,526	12,829
Average core deposits	$14,557	13,303
FTE employees	4,771	4,035

Wealth Management Wealth Management includes private banking, personal trust, investment advisory services, financial planning and insurance brokerage services (property and casualty, employee benefits and high net worth life for wealthy individuals, their families and businesses.)
Wealth Management’s earnings of $58 million declined 5 percent as higher expenses outpaced revenue growth. Key Wealth Management trends in the first quarter of 2006 compared with the same period in 2005 included:
•	16 percent revenue growth driven by 26 percent growth in fee and other income and a 6 percent increase in net interest income.
•	Net interest income growth driven by a 21 percent increase in average loans, largely in commercial and consumer mortgage, and a 9 percent increase in average core deposits.

•	Higher fee and other income reflecting increased commissions due to the May 2005 acquisition of Palmer & Cay, a commercial insurance brokerage firm, and modest growth in trust and investment management fees.
•	28 percent growth in noninterest expense including the impact of Palmer & Cay, higher revenue-based incentives, increased employee stock compensation expense and higher personnel expense related to the transition to a new investment platform.

•	Growth in assets under management from year-end 2005 to $68.3 billion.

Corporate and Investment Bank	Three Months Ended
Performance Summary	March 31,
(Dollars in millions)	2006	2005

Income statement data
Net interest income (Tax-equivalent)	$506	590
Fee and other income	1,242	979
Intersegment revenue	(37)	(34)

Total revenue (Tax-equivalent)	1,711	1,535
Provision for credit losses	1	(3)
Noninterest expense	888	733
Income taxes (Tax-equivalent)	303	299

Segment earnings	$519	506

Performance and other data
Economic profit	$332	344
Risk adjusted return on capital (RAROC)	33.66%	38.45
Economic capital, average	$5,941	5,082
Cash overhead efficiency ratio (Tax-equivalent)	51.90%	47.77
Lending commitments	$103,812	80,608
Average loans, net	42,903	36,515
Average core deposits	$25,324	20,884
FTE employees	5,669	4,623

Corporate and Investment Bank Our Corporate and Investment Bank includes corporate lending, investment banking, and treasury and international trade finance.
The Corporate and Investment Bank generated earnings of $519 million on record revenue, reflecting strong investment banking results. Key Corporate and Investment Bank trends in the first quarter of 2006 compared with the same period in 2005 included:
•	11 percent revenue growth reflecting a 27 percent increase in fee and other income offsetting a 14 percent decline in net interest income.
•	Net interest income declined primarily due to lower dividend income from equity trading and lower loan warehouse balances.

•	The growth in fee income reflected strong investment banking results, primarily in trading, advisory and underwriting fees, and principal investing. Fee income also included $43 million in revenue from the issuance of corporate securities, which is eliminated in the Parent, and a $33 million gain related to the Archipelago/New York Stock Exchange merger. The first quarter of 2005 included a gain of $122 million from the sale of equity securities received in settlement of loans.
•	A 21 percent increase in noninterest expense due primarily to higher variable compensation, investment in both revenue and efficiency projects, the impact of the Amnet and international correspondent banking acquisitions and increased employee stock compensation expense.

•	Strong core deposit growth primarily from higher commercial mortgage servicing and international correspondent banking, and increased loans primarily reflecting higher large corporate loans and the acquisition of Union Bank of California’s international correspondent banking business.

Parent	Three Months Ended
Performance Summary	March 31,
(Dollars in millions)	2006	2005

Income statement data
Net interest income (Tax-equivalent)	$114	263
Fee and other income	(15)	44
Intersegment revenue	2	—

Total revenue (Tax-equivalent)	101	307
Provision for credit losses	(2)	(17)
Noninterest expense	227	292
Minority interest	95	74
Income taxes (Tax-equivalent)	(123)	(59)

Segment earnings (loss)	$(96)	17

Performance and other data
Economic profit	$(117)	(3)
Risk adjusted return on capital (RAROC)	(6.68)%	10.41
Economic capital, average	$2,677	2,784
Cash overhead efficiency ratio (Tax-equivalent)	134.94%	57.65
Lending commitments	$516	398
Average loans, net	23,325	11,868
Average core deposits	$5,287	4,577
FTE employees	24,144	25,023

Parent Parent includes all asset and liability management functions, including managing our investment portfolio for liquidity and interest rate risk. Parent also includes goodwill and other intangible assets, and related funding costs, certain revenues and expenses that are not allocated to the business segments; the results of our HomEq Servicing business, which is responsible for home equity loan servicing, including that generated and retained by our mortgage company, as well as servicing for third party portfolios; and the results of wind-down or divested businesses, including the corporate and institutional trust (CIT) businesses that were sold in December 2005.
Key trends in the Parent segment in the first quarter of 2006 compared with the same period in 2005 included:
•	Lower net interest income, reflecting reduced spreads on funding the securities portfolio and a lower contribution from hedge-related derivatives.

•	A $59 million decrease in fee and other income reflecting the impact of the divested CIT businesses and increased intercompany fees that are eliminated, while the first quarter of 2005 included a gain of $38 million on the sale of a United Kingdom asset-based lending subsidiary.

•	Net securities losses of $64 million compared with losses of $40 million in the year-ago period.

•	A 22 percent decrease in noninterest expense, reflecting lower legal costs.
This segment reflects the impact of Prudential Financial’s 38 percent minority interest in Wachovia Securities Financial Holdings, LLC. Total minority interest expense, which also includes other subsidiaries, was $95 million in the first quarter of 2006 compared with $74 million in the first quarter of 2005.

Balance Sheet Analysis

Securities Available For Sale
	March 31,	December 31,
(In billions)	2006	2005

Market value	$118.8	114.9
Net unrealized loss	$(1.8)	(0.5)

Memoranda (Market value)
Residual interests	$0.8	0.9
Retained bonds
Investment grade (a)	4.9	5.1
Other	0.1	0.1

Total	$5.0	5.2

    (a) Substantially all had credit ratings of AA and above.
Securities The increase in securities available for sale from December 31, 2005, reflects the Westcorp acquisition. Unrealized net securities losses in the first quarter of 2006 increased $1.3 billion due to the effect of higher rates primarily affecting our fixed rate mortgage-backed securities. The average duration of this portfolio increased to 3.8 years from 3.3 years due to the extension of mortgage-backed securities in the higher rate environment.
Included in securities available for sale at March 31, 2006, were residual interests with a market value of $825 million, which included a net unrealized gain of $228 million, and retained bonds from securitizations with a market value of $5.0 billion, which included a net unrealized gain of $36 million.
The Interest Rate Risk Management section further explains our interest rate risk management practices. The average rate earned on securities available for sale was 5.28 percent in the first quarter of 2006 and 5.15 percent in the first quarter of 2005.

Loans — On-Balance Sheet	2006	2005
	First	Fourth	Third	Second	First
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Commercial
Commercial, financial and agricultural	$89,138	87,327	83,241	80,528	78,669
Real estate — construction and other	14,483	13,972	13,653	13,216	12,713
Real estate — mortgage	20,066	19,966	19,864	19,724	20,707
Lease financing	25,238	25,368	25,022	24,836	25,013
Foreign	11,535	10,221	8,888	7,549	7,504

Total commercial	160,460	156,854	150,668	145,853	144,606

Consumer
Real estate secured	98,898	94,748	80,128	76,213	74,631
Student loans	10,555	9,922	11,458	10,828	10,795

Installment loans	20,189	6,751	6,745	6,783	6,808

Total consumer	129,642	111,421	98,331	93,824	92,234

Total loans	290,102	268,275	248,999	239,677	236,840
Unearned income	9,170	9,260	9,266	9,390	9,574

Loans, net (On-balance sheet)	$280,932	259,015	239,733	230,287	227,266

Loans — Managed Portfolio (Including on-balance sheet)	2006	2005
	First	Fourth	Third	Second	First
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Commercial	$165,239	161,941	155,970	148,929	147,125
Real estate secured	114,803	110,299	106,261	102,761	98,161
Student loans	12,473	11,974	11,799	11,226	11,283
Installment loans	24,271	10,598	10,458	10,417	9,959

Total managed portfolio	$316,786	294,812	284,488	273,333	266,528

Loans We have taken several steps to enhance loan growth with several small acquisitions and investments we expect will strengthen our loan portfolio mix with a greater proportion of consumer loans, including auto loans through our expanded dealer financial services network, direct issuance of credit cards and a renewed focus on mortgage loan originations through our bank branch network. In commercial lending, we have pursued risk reduction strategies in recent years to actively reduce potential problem loans and certain large corporate loans. We will continue to actively monitor loan quality and take proactive steps to reduce risk when warranted.
The increase in net loans from year-end 2005 included 2 percent growth in commercial loans, reflecting strength in middle-market commercial and large corporate lending, partially offset by lower lease financing. The 16 percent growth in consumer loans from year-end 2005 reflected the addition of $13.2 billion in auto loans from Westcorp and increased consumer real estate-secured activity. Additionally, the increase reflected movement into fixed rate products, particularly in the home equity market.
Our loan portfolio is broadly diversified by industry, concentration and geography. Additionally, the portfolio is well collateralized:
•	Commercial loans represented 55 percent and consumer loans 45 percent of the loan portfolio at March 31, 2006.

•	77 percent of the commercial loan portfolio is secured by collateral.

•	98 percent of the consumer loan portfolio is secured by collateral or guaranteed.
Of our $98.9 billion consumer real estate-secured loan portfolio:
•	74 percent is secured by a first lien.

•	69 percent has a loan-to-value ratio of 80 percent or less.

•	90 percent has a loan-to-value ratio of 90 percent or less.

•	46 percent is priced on a variable rate basis.
Our managed loan portfolio grew 7 percent from year-end 2005, reflecting the growth discussed above and real estate-secured securitizations. In addition, commercial mortgage warehouse activity is now reflected in loans held for sale.

Asset Quality	2006	2005
	First	Fourth	Third	Second	First
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Nonperforming assets
Nonaccrual loans	$672	620	784	819	910
Foreclosed properties	108	100	112	138	132

Total nonperforming assets	$780	720	896	957	1,042

as % of loans, net and foreclosed properties	0.28%	0.28	0.37	0.42	0.46

Nonperforming assets in loans held for sale	$24	32	59	111	159

Total nonperforming assets in loans and in loans held for sale	$804	752	955	1,068	1,201

as % of loans, net, foreclosed properties and loans held for sale	0.28%	0.28	0.37	0.44	0.50

Allowance for credit losses (a)
Allowance for loan losses, beginning of period	$2,724	2,719	2,718	2,732	2,757
Balance of acquired entities at purchase date	300	—	—	—	—
Net charge-offs	(59)	(51)	(59)	(51)	(46)
Allowance relating to loans acquired, transferred to loans held for sale or sold	12	(21)	(26)	(11)	(13)
Provision for credit losses related to loans transferred to loans held for sale or sold (b)	—	5	12	—	1
Provision for credit losses	59	72	74	48	33

Allowance for loan losses, end of period	3,036	2,724	2,719	2,718	2,732

Reserve for unfunded lending commitments, beginning of period	158	154	158	156	154
Provision for credit losses	2	4	(4)	2	2

Reserve for unfunded lending commitments, end of period	160	158	154	158	156

Allowance for credit losses	$3,196	2,882	2,873	2,876	2,888

Allowance for loan losses
as % of loans, net	1.08%	1.05	1.13	1.18	1.20
as % of nonaccrual and restructured loans (c)	452	439	347	332	300
as % of nonperforming assets (c)	389	378	303	284	262
Allowance for credit losses
as % of loans, net	1.14%	1.11	1.20	1.25	1.27

Net charge-offs	$59	51	59	51	46
Commercial, as % of average commercial loans	0.05%	0.03	0.05	0.03	—
Consumer, as % of average consumer loans	0.14	0.16	0.18	0.18	0.19
Total, as % of average loans, net	0.09%	0.09	0.10	0.09	0.08

Past due loans, 90 days and over, and nonaccrual loans (c)
Commercial, as a % of loans, net	0.32%	0.30	0.43	0.45	0.50
Consumer, as a % of loans, net	0.62%	0.72	0.71	0.77	0.80

(a) The allowance for credit losses is the sum of the allowance for loan losses and the reserve for unfunded lending commitments.

(b) The provision related to loans transferred or sold includes recovery of lower of cost or market losses.

(c) These ratios do not include nonperforming assets included in loans held for sale.

Nonperforming Assets Nonperforming assets increased 7 percent from year-end 2005, but remained a very low 0.28 percent of loans, foreclosed properties and loans held for sale. Nonaccrual loans increased $52 million, or 8 percent, from year-end 2005, primarily driven by two well-collateralized asset-based loans, and reflected sales of $2 million. New inflows to commercial nonaccrual loans were $147 million, up $30 million from year-end 2005. Impaired commercial loans were $426 million at March 31, 2006, up from $392 million at December 31, 2005.
Past Due Loans Accruing loans 90 days or more past due, excluding loans that are classified as loans held for sale, were $610 million at March 31, 2006, compared with $625 million at December 31, 2005. Of total past due loans, $50 million were commercial loans or commercial real estate loans and $560 million were consumer loans.
Net Charge-offs Annualized net charge-offs as a percentage of average net loans of 0.09 percent in the first quarter of 2006 were relatively stable with the first quarter of 2005. In the first quarter of 2006, commercial net charge-offs were $18 million, up $17 million from the first quarter of 2005, and consumer net charge-offs were $41 million, down $4 million from the first quarter of 2005. The low level of net charge-offs reflects strong underwriting standards and our strategic decision to actively manage down potential problem loans.
Provision for Credit Losses Our strategy is to mitigate risk and volatility on our balance sheet by actively monitoring and reducing potential problem loans, including the sale of at-risk credits when prudent. Provision expense rose $25 million from a low level in the first quarter of 2005, which reflected higher recoveries.
Allowance for Loan Losses and Reserve for Unfunded Lending Commitments The allowance for loan losses increased $312 million from year-end 2005 to $3.0 billion at March 31, 2006, primarily reflecting the addition of Westcorp. The reserve for unfunded lending commitments was $160 million at March 31, 2006, and $158 million at December 31, 2005. The reserve for unfunded lending commitments relates to commercial lending activity and is included in other liabilities.
Loans Held for Sale Loans held for sale include loans originated for sale or securitization as part of our core business strategy and the activities related to our ongoing portfolio risk management strategies to reduce exposure to areas of perceived higher risk. At March 31, 2006, and year-end 2005, core business activity, which includes residential and commercial mortgages and auto loans that we originate with the intent to sell to third parties, represented substantially all loans held for sale.
In the first quarter of 2006, we sold or securitized $11.4 billion in loans out of the loans held for sale portfolio, including $6.0 billion of commercial loans and $5.4 billion of consumer loans. None of the loans sold were nonperforming. In the first quarter of 2005, we sold or securitized $5.4 billion of loans out of the loans held for sale portfolio, including $2.0 billion of commercial loans and $3.4 billion of consumer loans. Of these loans, $6 million were nonperforming. We transferred $156 million of commercial loans and $13 million of related unfunded exposure to loans held for sale in the first quarter of 2005 as part of our portfolio management activities.
Goodwill In connection with acquisitions, we record purchase accounting adjustments to reflect the respective fair values of the assets and liabilities of acquired entities, as well as certain exit costs related to these mergers, which have the effect of increasing goodwill. Purchase accounting adjustments are preliminary and are subject to refinement for up to one year following consummation.
For the WestCorp acquisition, we recorded preliminary fair value and exit cost purchase accounting adjustments of $282 million ($171 million after tax). In addition, we recorded dealer relationship and deposit base intangibles amounting to $405 million ($253 million after tax). Based on a purchase price of $3.9 billion and WestCorp tangible stockholders’ equity of $1.9 billion, this resulted in goodwill of $1.6 billion at March 31, 2006.

Liquidity and Capital Adequacy
Core Deposits Core deposits increased slightly from year-end 2005 to $296.1 billion at March 31, 2006. Compared with the first quarter of 2005, average core deposits in the first quarter of 2006, which included $772 million related to Westcorp, increased 7 percent to $290.2 billion and average low-cost core deposits increased 4 percent to $243.9 billion. Average consumer certificates of deposit rose $2.8 billion from year-end 2005.
Purchased Funds Average purchased funds, which include wholesale borrowings with maturities of 12 months or less, were $94.1 billion in the first quarter of 2006 and $94.9 billion in the first quarter of 2005. Purchased funds were $87.9 billion at March 31, 2006, compared with $93.3 billion at December 31, 2005, as higher foreign and other time deposits were offset by the effect of greater use of long-term debt for funding rather than short-term borrowing.
Long-term Debt Long-term debt was $70.2 billion at March 31, 2006, and $49.0 billion at December 31, 2005, reflecting the addition of $13.0 billion of Westcorp debt and the issuance of $9.1 billion of attractively priced debt including $2.5 billion of WITS hybrid securities as noted below. In the rest of 2006, scheduled maturities of long-term debt amount to $12.5 billion. We anticipate either extending or replacing the maturing obligations.
The WITS transaction included a junior subordinated note and a forward contract for the sale of noncumulative perpetual preferred stock to a trust. The trust then issued $2.5 billion of securities to investors. The junior subordinated note qualifies as tier 1 capital.
Under our current shelf registration statement filed with the Securities and Exchange Commission, we have $18.0 billion of senior or subordinated debt securities, common stock or preferred stock available for issuance. In addition, we have available for issuance up to $7.5 billion under a medium-term note program covering senior or subordinated debt securities. Also, Wachovia Bank, National Association, has available a global note program for the issuance of up to $33.5 billion of senior or subordinated notes. In the first quarter of 2006, we issued $5.1 billion of subordinated bank notes under the global note program. The issuance of debt or equity securities will depend on future market conditions, funding needs and other factors.
Credit Line Wachovia Bank, National Association has a $1.9 billion committed back-up line of credit that expires in 2010. This credit facility contains a covenant that requires us to maintain a minimum level of adjusted total equity capital. We have not used this line of credit.

Dividend and Share Activity
	Three Months Ended
	March 31,
(In millions, except per share data)	2006	2005

Dividends	$822	727
Dividends per common share	$0.51	0.46
Common shares repurchased	38	20
Average diluted common shares outstanding	1,586	1,603

Stockholders’ Equity Stockholders’ equity increased 5 percent from year-end 2005 to $49.8 billion at March 31, 2006, including the $3.9 billion purchase of Westcorp; repurchases of 38 million common shares at a cost of $2.1 billion in connection with our share repurchase programs; and net depreciation in the securities portfolio. The higher level of share repurchases in the first quarter of 2006 compared with the first quarter of 2005 reflected opportunistic deployment of excess capital partially related to higher earnings. At March 31, 2006, we were authorized to buy back 85 million shares of common stock. Our 2005 Form 10-K has additional information related to share repurchases.
We adopted Statement of Financial Accounting Standards (SFAS) No. 156, Accounting for Servicing of Financial Assets, effective January 1, 2006, which is discussed further in Notes to Consolidated Financial Statements. Accordingly, we recorded a cumulative effect adjustment to beginning retained earnings of $64 million ($41 million after tax.)

Subsidiary Dividends Wachovia Bank, National Association, is the largest source of subsidiary dividends paid to the parent company. Capital requirements established by regulators limit dividends that this subsidiary and certain other of our subsidiaries can pay. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, at March 31, 2006, our subsidiaries had $6.8 billion available for dividends that could be paid without prior regulatory approval. Our subsidiaries paid no dividends to the parent company in the first quarter of 2006.
Regulatory Capital Our capital ratios were above regulatory minimums in the first quarter of 2006 and we continued to be classified as well capitalized. The tier 1 capital ratio increased 37 basis points from December 31, 2005, to 7.87 percent, driven primarily by the addition of Westcorp and the issuance of securities noted above. Our total capital ratio was 11.45 percent and our leverage ratio was 6.86 percent at March 31, 2006, and 10.82 percent and 6.12 percent, respectively, at December 31, 2005.
Off-Balance Sheet Transactions

Summary of Off-Balance Sheet Exposures
	March 31, 2006		December 31, 2005
	Carrying		Carrying
(In millions)	Amount	Exposure	Amount	Exposure

Guarantees
Securities and other lending indemnifications	$—	64,579	—	62,597
Standby letters of credit	110	35,222	108	35,568
Liquidity agreements	9	28,723	8	27,193
Loans sold with recourse	39	6,062	47	9,322
Residual value guarantees	—	1,111	—	1,109

Total guarantees	$158	135,697	163	135,789

In the normal course of business, we engage in a variety of financial transactions that under GAAP either are not recorded on the balance sheet or are recorded on the balance sheet in amounts that differ from the full contract or notional amounts. These transactions involve varying elements of market, credit and liquidity risk. The following discussion also includes retained interests from securitization transactions.
Retained Interests Retained interests from securitizations recorded as either available for sale securities, trading account assets or loans amounted to $6.4 billion at March 31, 2006, and at December 31, 2005.
Risk Governance and Administration
Market Risk Management We trade a variety of equities, debt securities, foreign exchange instruments and other derivatives to provide customized solutions for the risk management needs of our customers and for proprietary trading. Market risk is inherent in all these activities.
We use value-at-risk (VAR) methodology to assess market volatility over the most recent 252 trading days to estimate within a given level of confidence the maximum trading loss over a period of time that we would expect to incur from an adverse movement in market rates and prices over the period. We calculate 1-day VAR at the 97.5 percent and 99 percent confidence levels, and 10-day VAR at the 99 percent confidence level. The VAR model is supplemented by stress testing on a daily basis. The analysis captures all financial instruments that are considered trading positions. Our 1-day VAR limit in the first quarter of 2006 was $30 million. The total 1-day VAR was $17 million at March 31, 2006, and $18 million at December 31, 2005, and primarily related to interest rate risk and equity risk. The high, low and average VARs in the first quarter of 2006 were $20 million, $13 million and $15 million, respectively.
Interest Rate Risk Management One of the fundamental roles in banking is the management of interest rate risk, or the risk that changes in interest rates may diminish net interest income we earn on loans, securities and other earning assets. The following discussion explains how we oversee the interest rate risk management process and describes the actions we take to protect earnings from interest rate risk.
A balance sheet is considered asset sensitive when its assets (loans and securities) reprice faster or to a greater extent than liabilities (deposits and borrowings). An asset-sensitive balance sheet will produce more net interest income when interest rates rise and less net interest income when interest rates decline. Our large and relatively rate-insensitive deposit base funds a portfolio of primarily floating rate commercial and consumer loans. This mix naturally creates a highly asset-sensitive balance sheet. Our focus on new customer acquisition and quality customer service has enabled us to generate deposit growth that has far outpaced loan growth, significantly adding to our naturally asset-sensitive position. To achieve more neutrality, we maintain a large portfolio of fixed rate discretionary instruments such as loans, securities and derivatives.
We analyze and manage the amount of risk we are taking to changes in interest rates by forecasting a wide range of interest rate scenarios for time periods as long as 36 months. In analyzing interest rate sensitivity for policy measurement, we compare forecasted earnings per share in both “high rate” and “low rate” scenarios to the “market forward rate.” The policy measurement period is 12 months in length, beginning with the first month of the forecast. Our objective is to ensure we prudently manage interest-bearing assets and liabilities in ways that improve financial performance without unduly putting earnings at risk. Our policy is to limit the risk we can take through balance sheet management actions to 5 percent of earnings per share in both falling and rising rate environments.
The “market forward rate” is constructed using currently implied market forward rate estimates for all points on the yield curve over the next 36 months. Our standard approach evaluates expected earnings in a 400 basis point range, or 200 basis points both above and below the “market forward rate” scenario. Our various scenarios together measure earnings volatility to a February 2007 federal funds rate ranging from 3.02 percent to 7.02 percent.
We simultaneously measure the impact of a parallel and nonparallel shift in rates on each of our interest rate scenarios. A parallel shift would, as the term implies, shift all points on the yield curve by the same increments. For example, by the twelfth month in our policy measurement period, short-term rates such as the federal funds rate would increase by 200 basis points over the “market forward rate,” while longer term rates such as the 10-year treasury note rate and 30-year treasury note rate would increase by 200 basis points as well. A nonparallel shift would consist of a 200 basis point increase in short-term rates, while long-term rates would increase by a different amount. A rate shift in which short-term rates rise to a greater degree than long-term rates is referred to as a “flattening” of the yield curve. Conversely long-term rates rising to a greater degree than short-term rates would lead to a steepening of the yield curve.
The impact of a nonparallel shift in rates depends on the types of assets in which funds are invested and the shape of the yield curve implicit in the “market forward rate” scenario. In the first half of 2004, the threat of rising rates, but uncertain timing, kept the yield curve very steep. Before the Federal Reserve’s Federal Open Market Committee’s tightening campaign began, our investment and hedging strategies were designed to manage both repricing risk and curve flattening that typically accompanies a rapid rise in short-term rates. Much of the anticipated flattening has occurred throughout 2004, 2005 and the first quarter of 2006. At March 31, 2006, the spread between the 10-year treasury note rate and the federal funds rate was 11 basis points, which is well below the long-term average of 123 basis points. While we still believe further flattening is possible, and we will continue to measure the impact of a nonparallel shift in rates, we feel the risk of earnings volatility due to further flattening has somewhat subsided.
Considering the balance of risks for 2006, we will focus primarily on managing the value created through our expanded deposit base as we protect the net interest margin against the pressures of rising short-term rates, and relative to 2005, a flatter yield curve. We expect to rely on our large base of low-cost core deposits to fund incremental investments in loans and securities. The characteristics of the loans we add will prompt different strategies. Fixed rate loans, for example, diminish the need to buy discretionary investments, so if more fixed rate loans were added to our loan portfolio, we would likely allow existing discretionary investments to mature or to be liquidated. If more variable rate loans were added to our loan portfolio, we would likely allow fixed rate securities to mature or to be liquidated, and then add new derivatives that, in effect, would convert the incremental variable rate loans to fixed rate loans.
Earnings Sensitivity The Policy Period Sensitivity Measurement table provides a summary of our interest rate sensitivity measurement.

Policy Period	Actual	Implied
Sensitivity Measurement	Fed Funds	Fed Funds	Percent
	Rate at	Rate at	Earnings
	March 31, 2006	February 28, 2007	Sensitivity

Market Forward Rate Scenarios (a)	4.52%	5.02	—
High Rate Composite		7.02	(0.50)
Low Rate	%	3.02	0.90

(a)	Assumes base federal funds rate mirrors market expectations.

Our model’s forward rate expectations imply an additional 50 basis points of tightening for the federal funds target rate by February 2007. If these expectations prove to be correct, the spread between the 10-year treasury note rate and the federal funds rate would compress from a positive 11 basis points of slope at March 31, 2006, to an inverted yield curve of negative 35 basis points of slope by February 2007. The current market expectations, therefore, do not reflect a yield curve shape consistent with a scenario where short-term rates rise an additional 200 basis points. Therefore, our high rate sensitivity to the “market forward rate” scenario is measured using three different yield curve shapes. These yield curves are constructed to represent the likely range of yield curve shapes that may prevail in an environment where short-term rates rise 200 basis points above current market expectations. The reported sensitivity is a composite of these three scenarios.
In March 2006, our earnings simulation model indicated earnings would be negatively affected by 0.5 percent in a “high rate composite” scenario relative to the “market forward rate” over the policy period. Additionally, we measure a scenario where short-term rates gradually decline 200 basis points over a 12-month period while the longer-term 10-year treasury note and 30-year treasury note rates decline by less than 200 basis points relative to the “market forward rate” scenario. The model indicates earnings would be positively affected by 0.9 percent in this scenario.
While our interest rate sensitivity modeling assumes management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings and we implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, we formulate strategies aimed at protecting earnings from the potential negative effects of changes in interest rates.
Accounting and Regulatory Matters
The following information addresses significant new developments in accounting standard setting that will affect us, as well as new or proposed legislation that will continue to have a significant impact on our industry.
Leveraged Lease Accounting As previously disclosed, the FASB has been discussing several matters relating to leveraged lease accounting. Currently, SFAS No. 13, Accounting for Leases, as amended and interpreted, states that if a change in an important lease assumption changes the total estimated net income under the lease, then a recalculation of the net investment in the leveraged lease must occur. The FASB has issued a proposed FASB Staff Position (FSP) that would amend SFAS 13 to provide that changes affecting the timing of cash flows but not the total net income under a leveraged lease will also trigger a recalculation of the lease. Under the proposed

FSP, recalculations affecting existing leveraged leases would result in a one-time noncash charge to be recorded as a cumulative effect of a change in accounting principle on the date of adoption. The FASB has indicated the effective date will be January 1, 2007. The proposed FSP provides that amounts would be recognized as income over the remaining terms of the affected leases, which in the aggregate would approximate the amount of the charge initially recorded. The proposed FSP was subject to a comment period, is currently being deliberated by the FASB, and the provisions and effective date of the proposed FSP are subject to change. We cannot predict with certainty what the final FSP will provide.
We have two broad classes of leveraged lease transactions that would be affected if the final FSP is the same as the proposed FSP: Lease-In, Lease-Out transactions (LILOs) and a second group of transactions that the Internal Revenue Service (IRS) broadly refers to as Sale-In, Lease-Out transactions (SILOs). SILOs principally include service contract and qualified technological equipment leases. As previously disclosed, in 2004 Wachovia and the IRS settled all issues relating to the IRS’s challenge of the tax position on LILOs entered into by First Union Corporation and legacy Wachovia Corporation. The resolution of these LILO issues led to a change in the timing of cash flows under the lease transactions. Accordingly, if the FSP is finalized as proposed and based on our interpretation of the proposed FSP, we currently estimate we would be required to recognize a one-time after-tax noncash charge for LILOs between $500 million and $800 million on the effective date of the final FSP. Under the proposed FSP, this amount would be recorded as a cumulative effect of a change in accounting principle and would be recognized as income over the remaining terms of the affected LILOs. Retrospective restatement of prior periods is not permitted under the proposed FSP. Assuming the final FSP is the same as the proposed FSP, we currently estimate that the amounts to be recognized as income over the remaining terms of the affected LILOs would not have a material impact to our earnings per share in future periods. In addition, we also believe the recognition of the one-time noncash charge for LILOs would not have an impact on our financial outlook for 2006 as described in the Outlook section.
The proposed FSP may also affect our SILOs. The IRS has announced its intention to challenge the industry-wide tax treatment of SILOs. We believe our tax treatment of SILOs is consistent with well-established tax law and it is probable we would prevail if litigation were to become necessary. However, assuming the final FSP and the final FASB Interpretation relating to uncertain tax positions discussed below are finalized as proposed, and in the event we were unable to meet the recognition threshold of the FASB Interpretation, we might incur a material one-time noncash charge for SILOs. This one-time charge for SILOs would be recorded as a cumulative effect of a change in accounting principle and an amount approximating the charge would be recognized as income over the remaining life of the affected SILOs. We are currently unable to predict with certainty the financial impact, if any, of a one-time charge for SILOs.
Income Taxes The FASB has issued a proposed FASB Interpretation, Uncertain Tax Positions, to clarify the criteria for recognition of income tax benefits in accordance with SFAS No. 109, Accounting for Income Taxes. Under the FASB proposal, a company would recognize in its financial statements its best estimate of the benefit associated with a tax position only if it is considered “more likely than not,” as defined in SFAS No. 5, Accounting for Contingencies, of being sustained on audit based solely on the technical merits of the tax position. The FASB has indicated the effective date will be January 1, 2007. Implementation of the final Interpretation will occur through a cumulative effect of a change in accounting principle to be recorded upon the initial adoption. We are currently analyzing the proposed Interpretation and have not determined its potential impact on our consolidated financial position or results of operations. The proposed Interpretation was subject to a comment period, is currently being deliberated by the FASB, and is subject to change. We cannot predict with certainty what the final Interpretation will provide.

Financial Instruments The FASB has an ongoing project addressing the accounting for the transfer and retention of financial instruments. As part of this project, the FASB issued two statements in the first quarter of 2006, SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which is discussed below, and SFAS No. 156, which we implemented effective January 1, 2006, and is discussed in Notes to Consolidated Financial Statements. The FASB has also issued an exposure draft that would amend SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, and which they expect to finalize in 2007. This amendment would revise or clarify the criteria for derecognition of financial assets after a transfer, and change the recognition method at the date of transfer for certain retained positions to fair value from an allocated carrying amount. We cannot predict with certainty what the final amendment will provide.
In addition, we transfer commercial mortgage loans to trusts that issue various classes of securities backed by the loans (CMBS) to investors. Recently, the FASB has initiated a project regarding securitization structures that use a QSPE, including CMBS transactions, and the related servicing activities. The FASB is considering the need for clarifying guidance, which may result in changes to the structure of and/or the accounting for these transactions and potentially transfers of other asset classes. We cannot predict with certainty whether any guidance will be issued or what the transition provisions for implementing the guidance will be.
Hybrid Financial Instruments SFAS No. 155 amends SFAS No. 133, Accounting for Derivatives and Hedging Activity, and SFAS No. 140. Hybrid financial instruments are financial instruments that contain an embedded derivative within a single instrument. SFAS 155 permits entities an option to elect to record hybrid financial instruments at fair value as one financial instrument. Prior to this amendment, hybrid financial instruments were required to be separated into two instruments, a derivative and host, and generally only the derivative was recorded at fair value. SFAS 155 requires that beneficial instruments in securitized assets be evaluated for derivatives, either freestanding or embedded. SFAS 155 is effective for all financial instruments acquired or issued after January 1, 2007. Additionally, SFAS 155 provides a one-time opportunity to apply the fair value election to hybrid financial instruments existing at the date of implementation at fair value as one financial instrument, with any difference between the carrying amount of the existing hybrid financial instruments and the fair value of the single financial instrument being recorded as a cumulative effect adjustment to beginning retained earnings. We are currently assessing the impact of SFAS 155 on our consolidated financial position and results of operations.
Business Combinations In June 2005, the FASB issued a Proposed Statement, Business Combinations, which would replace SFAS No. 141, Business Combinations. While the Proposed Statement retains many of the current fundamental concepts, including the purchase method of accounting, it proposes changes in several areas. Under the Proposed Statement, consideration paid in a business combination would be measured at fair value, with fair value determined on the consummation date, rather than on announcement date, as is the current practice. Additionally, fair value would include obligations for contingent consideration and would exclude transaction costs, which would be recorded as expenses when incurred. Currently, contingent consideration is not recorded until payment is probable and transaction costs are included in determination of the purchase price. Also, loans would be recorded at fair value, reflecting both interest rate and credit factors, and the acquiree’s allowance for loan losses would no longer be carried forward. The Proposed Statement would be effective for business combinations that consummate beginning in 2007. The Proposed Statement was subject to a 120-day comment period and is being followed by final deliberations by the FASB, and therefore, is subject to change. We cannot predict with certainty what the final Statement will provide.
Pension and Other Postretirement Plans In March 2006, the FASB issued a Proposed Statement to amend several existing Statements that address employers’ accounting and reporting for defined benefit pension and other postretirement plans. The Proposed Statement represents the initial phase of a comprehensive project on employers’ accounting for these plans. The Proposed Statement changes the presentation requirements for assets and liabilities relating to these plans, and requires recognition of prepaid or accrued pension cost as the overfunded or underfunded status of the plans, measured solely as the difference between the fair value of the plan assets and the benefit obligation. Unrecognized actuarial gains and losses and unrecognized prior service costs, which have previously been recorded as part of the prepaid or accrued pension cost, would be included as a component of accumulated other comprehensive income. Actuarial gains and losses and prior service costs and credits that arise during a period would be included in other comprehensive income to the extent they are not included in net periodic pension cost (a component of salaries and employee benefits expense for us). Upon implementation of the Proposed Statement, we would be required to record a reduction of equity for the after-tax amounts of unrecognized actuarial losses and prior service costs at that date. At December 31, 2005, this amounted to $1.9 billion before taxes, or $1.2 billion after tax. The Proposed Statement also requires that employers use a plan measurement date that is the same as its fiscal year-end. We have historically used a measurement date of September 30, and will be required to change to a December 31 measurement date upon implementation of the Proposed Statement. The Proposed Statement is subject to a comment period, to be followed by final deliberations by the FASB, and the provisions and effective date of the Proposed Statement are subject to change. Information regarding our pension and other postretirement plans can be found in the Notes to Consolidated Financial Statements in our 2005 Annual Report on Form 10-K.
Regulatory Matters Various legislative and regulatory proposals concerning the financial services industry are pending in Congress, the legislatures in states in which we conduct operations and before various regulatory agencies that supervise our operations. Given the uncertainty of the legislative and regulatory process, we cannot assess the impact of any such legislation or regulations on our consolidated financial position or results of operations. For a more detailed description of the laws and regulations governing our business operations, please see our 2005 Annual Report on Form 10-K.
In June 2004, the Basel Committee on Bank Supervision published new international guidelines for determining regulatory capital. The U.S. regulators recently issued proposed regulations representing their interpretation of the new Basel guidelines. Under the proposed regulations, we will be required to determine regulatory capital under new methodologies, in parallel with the existing capital rules, beginning in 2008. In 2009, we will determine regulatory capital solely under the new rules, which include certain required minimum levels in 2009 through 2011. The new regulations will result in regulatory capital that would be more risk sensitive than under the current framework, and represent a significant implementation effort for us to be in compliance with the new regulations. The necessary project management infrastructure and funding have been established to ensure we will fully comply with the new regulations.

Table 1
EXPLANATION OF OUR USE OF NON-GAAP FINANCIAL MEASURES

     In addition to the results of operations presented in accordance with U.S. generally accepted accounting principles (GAAP), our management uses certain non-GAAP financial measures, such as expenses excluding merger-related and restructuring expenses; the dividend payout ratio on a basis that excludes other intangible amortization, merger-related and restructuring expenses, discontinued operations and the cumulative effect of a change in accounting principle; and net interest income on a tax-equivalent basis.
     We believe these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance and our business and performance trends, and they facilitate comparisons with the performance of others in the financial services industry. Specifically, we believe the exclusion of merger-related and restructuring expenses permits evaluation and comparison of results for ongoing business operations, and it is on this basis that our management internally assesses our performance. Those non-operating items also are excluded from our segment measures used internally to evaluate segment performance in accordance with GAAP because management does not consider them particularly relevant or useful in evaluating the operating performance of our business segments. For additional information regarding segment performance, see the Business Segments section and Note 5 to Notes to Consolidated Financial Statements. This quarterly financial supplement contains information regarding estimates of our future expenses excluding merger-related and restructuring expenses. The amount and timing of those future merger-related and restructuring expenses, however, are not estimable until such expenses actually occur, and therefore, reconciliation information relating to those future expenses and GAAP expenses has not been provided.
     In addition, because of the significant amount of deposit base intangible amortization, we believe the exclusion of this expense provides investors with consistent and meaningful comparisons to other financial service firms. Also, our management makes recommendations to our board of directors about dividend payments based on reported earnings excluding other intangible amortization, merger-related and restructuring expenses, discontinued operations and the cumulative effect of a change in accounting principle and has communicated certain dividend payout ratio goals to investors on this basis. We believe this dividend payout ratio is useful to investors because it provides investors with a better understanding of and permits investors to monitor our dividend payout policy.
     This quarterly financial supplement also includes net interest income on a tax-equivalent basis. We believe the presentation of net interest income on a tax-equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice.
     Although we believe that the above mentioned non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP is presented below.

	Three Months Ended
	March 31,
(In millions, except per share data)	2006	2005

Net interest income (GAAP)	$3,490	3,413
Tax-equivalent adjustment	49	61

Net interest income (Tax-equivalent)	$3,539	3,474

DIVIDEND PAYOUT RATIOS ON COMMON SHARES
Diluted earnings per common share (GAAP)	$1.09	1.01
Other intangible amortization	0.04	0.05
Merger-related and restructuring expenses	0.03	0.02

Earnings per share (a)	$1.16	1.08

Dividends paid per common share	$0.51	0.46
Dividend payout ratios (GAAP) (b)	46.79%	45.54
Dividend payout ratios (a) (b)	43.97%	42.59

(a)	Excludes other intangible amortization, and merger-related and restructuring expenses.

(b)	Dividend payout ratios are determined by dividing dividends per common share by earnings per common share.

Table 2
SELECTED STATISTICAL DATA

	2006	2005
	First	Fourth	Third	Second	First
(Dollars in millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

PROFITABILITY
Return on average common stockholders’ equity	14.62%	14.60	13.95	14.04	13.92
Net interest margin (a)	3.21	3.25	3.18	3.23	3.31
Fee and other income as % of total revenue	49.84	45.55	48.63	46.60	46.30
Effective income tax rate	33.84%	34.10	32.21	32.02	33.42

ASSET QUALITY
Allowance for loan losses as % of loans, net	1.08%	1.05	1.13	1.18	1.20
Allowance for loan losses as % of nonperforming assets (b)	389	378	303	284	262
Allowance for credit losses as % of loans, net	1.14	1.11	1.20	1.25	1.27
Net charge-offs as % of average loans, net	0.09	0.09	0.10	0.09	0.08
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.28%	0.28	0.37	0.44	0.50

CAPITAL ADEQUACY
Tier 1 capital ratio	7.87%	7.50	7.42	7.85	7.91
Total capital ratio	11.45	10.82	10.79	11.25	11.40
Leverage	6.86%	6.12	5.96	6.10	5.99

OTHER DATA
FTE employees	97,134	93,980	92,907	93,385	93,669
Total financial centers/brokerage offices	3,889	3,850	3,840	3,825	3,970
ATMs	5,179	5,119	5,119	5,089	5,234
Actual common shares (In millions)	1,608	1,557	1,553	1,577	1,576
Common stock price	$56.05	52.86	47.59	49.60	50.91
Market capitalization	$90,156	82,291	73,930	78,236	80,256

(a)	Tax-equivalent.

(b)	These ratios do not include nonperforming loans included in loans held for sale.

Table 3
SUMMARIES OF INCOME, PER COMMON SHARE AND BALANCE SHEET DATA

	2006		2005
	First		Fourth	Third	Second	First
(In millions, except per share data)	Quarter		Quarter	Quarter	Quarter	Quarter

SUMMARIES OF INCOME
Interest income	$6,707		6,490	6,044	5,702	5,453
Tax-equivalent adjustment	49		52	53	53	61

Interest income (a)	6,756		6,542	6,097	5,755	5,514
Interest expense	3,217		2,967	2,657	2,344	2,040

Net interest income (a)	3,539		3,575	3,440	3,411	3,474
Provision for credit losses	61		81	82	50	36

Net interest income after provision for credit losses (a)	3,478		3,494	3,358	3,361	3,438
Securities gains (losses)	(48)		(74)	29	136	(2)
Fee and other income	3,565		3,063	3,229	2,841	2,997
Merger-related and restructuring expenses	68		58	83	90	61
Other noninterest expense	4,171		4,125	3,921	3,698	3,811
Minority interest in income of consolidated subsidiaries	95		103	104	71	64

Income from continuing operations before income taxes (a)	2,661		2,197	2,508	2,479	2,497
Income taxes	884		652	790	776	815
Tax-equivalent adjustment	49		52	53	53	61

Income from continuing operations	1,728		1,493	1,665	1,650	1,621
Discontinued operations, net of income taxes	—		214	—	—	—

Net income	$1,728		1,707	1,665	1,650	1,621

PER COMMON SHARE DATA
Basic earnings
Income from continuing operations	$1.11		0.97	1.07	1.05	1.03
Net income	1.11		1.11	1.07	1.05	1.03
Diluted earnings
Income from continuing operations	1.09		0.95	1.06	1.04	1.01
Net income	1.09		1.09	1.06	1.04	1.01
Cash dividends	$0.51		0.51	0.51	0.46	0.46
Average common shares — Basic	1,555		1,541	1,549	1,564	1,571
Average common shares — Diluted	1,586		1,570	1,575	1,591	1,603
Average common stockholders’ equity
Quarter-to-date	$47,926		46,407	47,328	47,114	47,231
Year-to-date	47,926		47,019	47,225	47,172	47,231
Book value per common share	30.95		30.55	30.10	30.37	29.48
Common stock price
High	57.69		55.13	51.34	53.07	56.01
Low	51.09		46.49	47.23	49.52	49.91
Period-end	$56.05		52.86	47.59	49.60	50.91
To earnings ratio (b)	13.10	X	12.59	11.72	12.53	13.16
To book value	181%		173	158	163	173
BALANCE SHEET DATA
Assets	$541,842		520,755	532,381	511,840	506,833
Long-term debt	$70,218		48,971	45,846	49,006	47,932

(a)	Tax-equivalent.

(b)	Based on diluted earnings per common share.

Table 4
MERGER—RELATED AND RESTRUCTURING EXPENSES

Three
Months
Ended
March 31,
(In millions)	2006

MERGER—RELATED AND RESTRUCTURING EXPENSES — WACHOVIA/SOUTHTRUST
Personnel costs	$37
Occupancy and equipment	11
Advertising	1
System conversion costs	7
Other	8

Total Wachovia/SouthTrust merger—related and restructuring expenses	64
Other merger—related and restructuring expenses	4

Total merger—related and restructuring expenses	$68

Table 5
BUSINESS SEGMENTS (a)

	2006	2005
	First	Fourth	Third	Second	First
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

GENERAL BANK COMBINED (b)
Net interest income (c)	$2,572	2,500	2,415	2,386	2,329
Fee and other income	872	745	760	687	684
Intersegment revenue	45	57	56	49	43

Total revenue (c)	3,489	3,302	3,231	3,122	3,056
Provision for credit losses	62	75	77	68	57
Noninterest expense	1,677	1,669	1,583	1,513	1,543
Income taxes	628	561	567	557	525
Tax-equivalent adjustment	10	10	10	9	9

Segment earnings	$1,112	987	994	975	922

Economic profit	$866	759	768	746	686
Risk adjusted return on capital	58.28%	53.32	54.23	53.94	50.57
Economic capital, average	$7,431	7,113	7,048	6,969	7,033
Cash overhead efficiency ratio (c)	48.06%	50.53	49.01	48.47	50.48
Lending commitments	$115,788	111,202	106,570	102,768	97,069
Average loans, net	178,358	168,979	163,905	161,931	159,641
Average core deposits	$216,375	213,310	208,472	205,662	201,699
FTE employees	45,443	42,115	41,491	41,343	42,137

COMMERCIAL
Net interest income (c)	$871	818	783	776	760
Fee and other income	112	101	106	104	115
Intersegment revenue	31	43	41	33	29

Total revenue (c)	1,014	962	930	913	904
Provision for credit losses	22	21	22	11	4
Noninterest expense	361	325	318	296	319
Income taxes	220	215	208	213	204
Tax-equivalent adjustment	10	10	10	9	9

Segment earnings	$401	391	372	384	368

Economic profit	$245	250	233	241	220
Risk adjusted return on capital	35.50%	37.62	36.16	37.59	35.40
Economic capital, average	$4,051	3,725	3,680	3,629	3,660
Cash overhead efficiency ratio (c)	35.59%	33.74	34.24	32.40	35.31
Average loans, net	$89,223	82,148	79,529	78,719	76,926
Average core deposits	$46,622	47,295	45,415	45,267	45,332

RETAIL AND SMALL BUSINESS
Net interest income (c)	$1,701	1,682	1,632	1,610	1,569
Fee and other income	760	644	654	583	569
Intersegment revenue	14	14	15	16	14

Total revenue (c)	2,475	2,340	2,301	2,209	2,152
Provision for credit losses	40	54	55	57	53
Noninterest expense	1,316	1,344	1,265	1,217	1,224
Income taxes	408	346	359	344	321
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$711	596	622	591	554

Economic profit	$621	509	535	505	466
Risk adjusted return on capital	85.58%	70.58	73.98	71.72	67.02
Economic capital, average	$3,380	3,388	3,368	3,340	3,373
Cash overhead efficiency ratio (c)	53.16%	57.44	54.97	55.11	56.85
Average loans, net	$89,135	86,831	84,376	83,212	82,715
Average core deposits	$169,753	166,015	163,057	160,395	156,367

(a)	Certain amounts presented in this Table 5 in periods prior to the first quarter of 2006 have been reclassified to conform to the presentation in the first quarter of 2006.

(b)	General Bank Combined represents the consolidation of the General Bank’s Commercial, and Retail and Small Business lines of business.

(c)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2006	2005
	First	Fourth	Third	Second	First
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CAPITAL MANAGEMENT COMBINED (a)
Net interest income (b)	$198	178	159	147	152
Fee and other income	1,227	1,166	1,146	1,136	1,137
Intersegment revenue	(11)	(9)	(12)	(12)	(11)

Total revenue (b)	1,414	1,335	1,293	1,271	1,278
Provision for credit losses	—	—	—	—	—
Noninterest expense	1,129	1,103	1,061	1,043	1,047
Income taxes	104	85	85	83	85
Tax-equivalent adjustment	—	—	1	—	—

Segment earnings	$181	147	146	145	146

Economic profit	$139	105	107	105	106
Risk adjusted return on capital	47.20%	38.95	40.28	40.36	40.48
Economic capital, average	$1,555	1,496	1,444	1,439	1,460
Cash overhead efficiency ratio (b)	79.84%	82.61	82.09	82.02	81.97
Lending commitments	$237	208	184	176	148
Average loans, net	462	388	372	344	322
Average core deposits	$28,671	28,328	28,521	29,235	30,632
FTE employees	17,107	17,295	17,310	17,444	17,851
Assets under management	$238,305	229,631	233,113	225,350	224,723

ASSET MANAGEMENT
Net interest income (b)	$2	3	2	2	2
Fee and other income	217	216	211	214	215
Intersegment revenue	—	—	—	(1)	—

Total revenue (b)	219	219	213	215	217
Provision for credit losses	—	—	—	—	—
Noninterest expense	181	203	180	176	173
Income taxes	14	7	12	14	16
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$24	9	21	25	28

Economic profit	$18	3	15	20	22
Risk adjusted return on capital	45.24%	16.71	39.86	50.91	54.34
Economic capital, average	$219	226	204	203	206
Cash overhead efficiency ratio (b)	82.49%	93.10	84.82	81.15	79.87
Average loans, net	$28	13	18	10	19
Average core deposits	$258	220	214	195	207

(a)	Capital Management Combined represents the consolidation of Capital Management’s Asset Management, Retail Brokerage Services, and Other, which primarily serves to eliminate intersegment revenue.

(b)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2006	2005
	First	Fourth	Third	Second	First
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

RETAIL BROKERAGE SERVICES
Net interest income (b)	$196	175	157	144	150
Fee and other income	1,013	953	937	925	926
Intersegment revenue	(11)	(9)	(11)	(11)	(11)

Total revenue (b)	1,198	1,119	1,083	1,058	1,065
Provision for credit losses	—	—	—	—	—
Noninterest expense	953	905	885	872	880
Income taxes	89	78	73	67	69
Tax-equivalent adjustment	—	—	1	—	—

Segment earnings	$156	136	124	119	116

Economic profit	$120	100	91	84	82
Risk adjusted return on capital	47.17%	42.46	39.92	38.23	37.69
Economic capital, average	$1,336	1,270	1,240	1,236	1,254
Cash overhead efficiency ratio (b)	79.56%	80.81	81.79	82.42	82.68
Average loans, net	$434	375	354	334	303
Average core deposits	$28,413	28,108	28,307	29,040	30,425

OTHER
Net interest income (b)	$—	—	—	1	—
Fee and other income	(3)	(3)	(2)	(3)	(4)
Intersegment revenue	—	—	(1)	—	—

Total revenue (b)	(3)	(3)	(3)	(2)	(4)
Provision for credit losses	—	—	—	—	—
Noninterest expense	(5)	(5)	(4)	(5)	(6)
Income taxes	1	—	—	2	—
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$1	2	1	1	2

Economic profit	$1	2	1	1	2
Risk adjusted return on capital	—%	—	—	—	—
Economic capital, average	$—	—	—	—	—
Cash overhead efficiency ratio (b)	—%	—	—	—	—
Average loans, net	$—	—	—	—	—
Average core deposits	$—	—	—	—	—

(Continued)

Table 5
BUSINESS SEGMENTS

	2006	2005
	First	Fourth	Third	Second	First
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

WEALTH MANAGEMENT
Net interest income (a)	$149	153	147	143	140
Fee and other income	191	193	196	188	151
Intersegment revenue	1	2	1	1	2

Total revenue (a)	341	348	344	332	293
Provision for credit losses	—	1	6	—	(1)
Noninterest expense	250	254	240	227	196
Income taxes	33	35	35	38	37
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$58	58	63	67	61

Economic profit	$41	42	49	50	45
Risk adjusted return on capital	42.87%	43.18	49.53	52.24	52.55
Economic capital, average	$516	508	503	488	442
Cash overhead efficiency ratio (a)	73.21%	73.32	69.61	68.10	67.16
Lending commitments	$6,229	5,840	5,574	5,154	4,862
Average loans, net	15,526	14,848	14,161	13,581	12,829
Average core deposits	$14,557	14,222	13,457	13,330	13,303
FTE employees	4,771	4,808	4,816	4,849	4,035

(a)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2006	2005
	First	Fourth	Third	Second	First
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CORPORATE AND INVESTMENT BANK COMBINED (a)
Net interest income (b)	$506	587	531	520	590
Fee and other income	1,242	900	1,027	789	979
Intersegment revenue	(37)	(51)	(44)	(40)	(34)

Total revenue (b)	1,711	1,436	1,514	1,269	1,535
Provision for credit losses	1	(13)	(3)	(8)	(3)
Noninterest expense	888	787	810	711	733
Income taxes	281	223	242	184	271
Tax-equivalent adjustment	22	23	21	27	28

Segment earnings	$519	416	444	355	506

Economic profit	$332	226	263	177	344
Risk adjusted return on capital	33.66%	27.02	29.77	24.14	38.45
Economic capital, average	$5,941	5,613	5,559	5,390	5,082
Cash overhead efficiency ratio (b)	51.90%	54.76	53.51	56.02	47.77
Lending commitments	$103,812	103,079	92,966	88,365	80,608
Average loans, net	42,903	41,527	38,796	37,827	36,515
Average core deposits	$25,324	25,877	24,735	22,439	20,884
FTE employees	5,669	5,796	4,799	4,845	4,623

CORPORATE LENDING
Net interest income (b)	$198	210	215	217	235
Fee and other income	161	108	111	102	244
Intersegment revenue	7	7	6	5	6

Total revenue (b)	366	325	332	324	485
Provision for credit losses	1	(25)	(3)	(9)	(3)
Noninterest expense	106	93	111	104	107
Income taxes	98	97	86	88	143
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$161	160	138	141	238

Economic profit	$54	39	31	35	142
Risk adjusted return on capital	17.73%	15.98	14.97	15.70	31.72
Economic capital, average	$3,249	3,080	3,094	2,975	2,788
Cash overhead efficiency ratio (b)	29.06%	28.63	33.54	32.03	22.02
Average loans, net	$30,738	30,364	29,415	28,874	28,002
Average core deposits	$154	228	356	419	528

(a)	Corporate and Investment Bank Combined represents the consolidation of the Corporate and Investment Bank’s Corporate Lending, Treasury and International Trade Finance, and Investment Banking lines of business.

(b)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2006	2005
	First	Fourth	Third	Second	First
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

TREASURY AND INTERNATIONAL TRADE FINANCE
Net interest income (b)	$90	93	88	87	91
Fee and other income	192	184	185	176	184
Intersegment revenue	(30)	(30)	(29)	(28)	(30)

Total revenue (b)	252	247	244	235	245
Provision for credit losses	—	12	—	—	—
Noninterest expense	172	167	165	167	160
Income taxes	29	26	29	24	32
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$51	42	50	44	53

Economic profit	$39	36	40	34	44
Risk adjusted return on capital	54.08%	48.06	60.34	52.94	74.45
Economic capital, average	$367	392	321	319	284
Cash overhead efficiency ratio (b)	68.04%	67.90	67.38	70.85	65.55
Average loans, net	$7,120	6,320	5,610	5,251	5,213
Average core deposits	$16,212	16,495	15,550	14,386	13,569

INVESTMENT BANKING
Net interest income (b)	$218	284	228	216	264
Fee and other income	889	608	731	511	551
Intersegment revenue	(14)	(28)	(21)	(17)	(10)

Total revenue (b)	1,093	864	938	710	805
Provision for credit losses	—	—	—	1	—
Noninterest expense	610	527	534	440	466
Income taxes	154	100	127	72	96
Tax-equivalent adjustment	22	23	21	27	28

Segment earnings	$307	214	256	170	215

Economic profit	$239	151	192	108	158
Risk adjusted return on capital	52.71%	39.03	46.54	31.75	42.69
Economic capital, average	$2,325	2,141	2,144	2,096	2,010
Cash overhead efficiency ratio (b)	55.83%	60.84	56.96	62.05	57.88
Average loans, net	$5,045	4,843	3,771	3,702	3,300
Average core deposits	$8,958	9,154	8,829	7,634	6,787

(Continued)

Table 5
BUSINESS SEGMENTS

	2006	2005
	First	Fourth	Third	Second	First
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

PARENT
Net interest income (a)	$114	157	188	215	263
Fee and other income	(15)	(15)	129	177	44
Intersegment revenue	2	1	(1)	2	—

Total revenue (a)	101	143	316	394	307
Provision for credit losses	(2)	18	2	(10)	(17)
Noninterest expense	227	312	227	204	292
Minority interest	95	103	105	85	74
Income tax benefits	(140)	(231)	(108)	(58)	(83)
Tax-equivalent adjustment	17	19	21	17	24

Segment earnings (loss)	$(96)	(78)	69	156	17

Economic profit	$(117)	(99)	44	131	(3)
Risk adjusted return on capital	(6.68)%	(2.27)	17.02	29.75	10.41
Economic capital, average	$2,677	2,965	2,907	2,809	2,784
Cash overhead efficiency ratio (a)	134.94%	153.68	40.23	24.46	57.65
Lending commitments	$516	508	433	430	398
Average loans, net	23,325	11,740	11,726	10,198	11,868
Average core deposits	$5,287	5,765	5,563	4,672	4,577
FTE employees	24,144	23,966	24,491	24,904	25,023

(a)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Three Months Ended March 31, 2006
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$2,572	198	149	506	114	(49)	3,490
Fee and other income	872	1,227	191	1,242	(15)	—	3,517
Intersegment revenue	45	(11)	1	(37)	2	—	—

Total revenue (a)	3,489	1,414	341	1,711	101	(49)	7,007
Provision for credit losses	62	—	—	1	(2)	—	61
Noninterest expense	1,677	1,129	250	888	227	68	4,239
Minority interest	—	—	—	—	95	—	95
Income taxes (benefits)	628	104	33	281	(140)	(22)	884
Tax-equivalent adjustment	10	—	—	22	17	(49)	—

Net income (loss)	$1,112	181	58	519	(96)	(46)	1,728

Economic profit	$866	139	41	332	(117)	—	1,261
Risk adjusted return on capital	58.28%	47.20	42.87	33.66	(6.68)	—	39.22
Economic capital, average	$7,431	1,555	516	5,941	2,677	—	18,120
Cash overhead efficiency ratio (a)	48.06%	79.84	73.21	51.90	134.94	—	57.81
Lending commitments	$115,788	237	6,229	103,812	516	—	226,582
Average loans, net	178,358	462	15,526	42,903	23,325	—	260,574
Average core deposits	$216,375	28,671	14,557	25,324	5,287	—	290,214
FTE employees	45,443	17,107	4,771	5,669	24,144	—	97,134

	Three Months Ended March 31, 2005
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$2,329	152	140	590	263	(61)	3,413
Fee and other income	684	1,137	151	979	44	—	2,995
Intersegment revenue	43	(11)	2	(34)	—	—	—

Total revenue (a)	3,056	1,278	293	1,535	307	(61)	6,408
Provision for credit losses	57	—	(1)	(3)	(17)	—	36
Noninterest expense	1,543	1,047	196	733	292	61	3,872
Minority interest	—	—	—	—	74	(10)	64
Income taxes (benefits)	525	85	37	271	(83)	(20)	815
Tax-equivalent adjustment	9	—	—	28	24	(61)	—

Net income	$922	146	61	506	17	(31)	1,621

Economic profit	$686	106	45	344	(3)	—	1,178
Risk adjusted return on capital	50.57%	40.48	52.55	38.45	10.41	—	39.43
Economic capital, average	$7,033	1,460	442	5,082	2,784	—	16,801
Cash overhead efficiency ratio (a)	50.48%	81.97	67.16	47.77	57.65	—	57.15
Lending commitments	$97,069	148	4,862	80,608	398	—	183,085
Average loans, net	159,641	322	12,829	36,515	11,868	—	221,175
Average core deposits	$201,699	30,632	13,303	20,884	4,577	—	271,095
FTE employees	42,137	17,851	4,035	4,623	25,023	—	93,669

(a)	Tax-equivalent.

(b)	The tax-equivalent amounts are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.

Table 6
NET TRADING REVENUE — INVESTMENT BANKING (a)

	2006	2005
	First	Fourth	Third	Second	First
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Net interest income (Tax-equivalent)	$59	126	107	92	130
Trading accounts profits (losses)	208	(51)	135	44	92
Other fee income	105	88	67	74	70

Total net trading revenue (Tax-equivalent)	$372	163	309	210	292

(a)	Certain amounts presented in periods prior to the first quarter of 2006 have been reclassified to conform to the presentation in the first quarter of 2006.
Table 7
SELECTED RATIOS

	2006		2005
	First		Fourth	Third	Second	First
	Quarter		Quarter	Quarter	Quarter	Quarter

PERFORMANCE RATIOS (a)
Assets to stockholders’ equity	10.90	X	11.21	10.81	10.68	10.60
Return on assets	1.34%		1.30	1.29	1.31	1.31
Return on common stockholders’ equity	14.62		14.60	13.95	14.04	13.92
Return on total stockholders’ equity	14.62%		14.60	13.95	14.04	13.92

DIVIDEND PAYOUT RATIOS
Common shares	46.79%		46.79	48.11	44.23	45.54

(a)	Based on average balances and net income.

Table 8
TRADING ACCOUNT ASSETS AND LIABILITIES

	2006	2005
	First	Fourth	Third	Second	First
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

TRADING ACCOUNT ASSETS
U.S. Treasury	$938	1,293	1,120	2,815	5,822
U.S. Government agencies	1,990	2,154	2,692	2,882	3,414
State, county and municipal	1,449	2,180	1,998	1,874	1,587
Mortgage-backed securities	2,580	2,582	4,470	5,112	4,269
Other asset-backed securities	5,923	7,486	9,360	8,523	7,303
Corporate bonds and debentures	5,578	4,932	5,598	5,604	6,284
Equity securities	4,864	5,665	5,657	5,297	4,696
Derivative financial instruments	10,990	10,010	11,144	11,110	10,886
Sundry	5,073	6,402	7,607	3,302	2,888

Total trading account assets	$39,385	42,704	49,646	46,519	47,149

TRADING ACCOUNT LIABILITIES
Securities sold short	8,418	8,790	9,914	9,953	13,020
Derivative financial instruments	9,428	8,808	9,901	9,874	9,398

Total trading account liabilities	$17,846	17,598	19,815	19,827	22,418

Table 9
LOANS — ON—BALANCE SHEET, AND MANAGED AND SERVICING PORTFOLIOS

	2006	2005
	First	Fourth	Third	Second	First
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

ON-BALANCE SHEET LOAN PORTFOLIO
COMMERCIAL
Commercial, financial and agricultural	$89,138	87,327	83,241	80,528	78,669
Real estate — construction and other	14,483	13,972	13,653	13,216	12,713
Real estate — mortgage	20,066	19,966	19,864	19,724	20,707
Lease financing	25,238	25,368	25,022	24,836	25,013
Foreign	11,535	10,221	8,888	7,549	7,504

Total commercial	160,460	156,854	150,668	145,853	144,606

CONSUMER
Real estate secured	98,898	94,748	80,128	76,213	74,631
Student loans	10,555	9,922	11,458	10,828	10,795
Installment loans	20,189	6,751	6,745	6,783	6,808

Total consumer	129,642	111,421	98,331	93,824	92,234

Total loans	290,102	268,275	248,999	239,677	236,840
Unearned income	9,170	9,260	9,266	9,390	9,574

Loans, net (On-balance sheet)	$280,932	259,015	239,733	230,287	227,266

MANAGED PORTFOLIO (a)

COMMERCIAL
On-balance sheet loan portfolio	$160,460	156,854	150,668	145,853	144,606
Securitized loans — off-balance sheet	1,191	1,227	1,263	1,293	1,402
Loans held for sale	3,588	3,860	4,039	1,783	1,117

Total commercial	165,239	161,941	155,970	148,929	147,125

CONSUMER
Real estate secured
On-balance sheet loan portfolio	98,898	94,748	80,128	76,213	74,631
Securitized loans — off-balance sheet	7,598	8,438	9,255	10,199	6,979
Securitized loans included in securities	4,628	4,817	4,218	4,426	4,626
Loans held for sale	3,679	2,296	12,660	11,923	11,925

Total real estate secured	114,803	110,299	106,261	102,761	98,161

Student
On-balance sheet loan portfolio	10,555	9,922	11,458	10,828	10,795
Securitized loans — off-balance sheet	1,866	2,000	341	382	423
Securitized loans included in securities	52	52	—	—	—
Loans held for sale	—	—	—	16	65

Total student	12,473	11,974	11,799	11,226	11,283

Installment
On-balance sheet loan portfolio	20,189	6,751	6,745	6,783	6,808
Securitized loans — off-balance sheet	3,297	3,392	2,228	2,662	1,930
Securitized loans included in securities	193	206	146	163	155
Loans held for sale	592	249	1,339	809	1,066

Total installment	24,271	10,598	10,458	10,417	9,959

Total consumer	151,547	132,871	128,518	124,404	119,403

Total managed portfolio	$316,786	294,812	284,488	273,333	266,528

SERVICING PORTFOLIO (b)
Commercial	$192,367	173,428	158,650	152,923	140,493
Consumer	$58,697	56,741	55,813	51,954	45,063

a)	The managed portfolio includes the on-balance sheet loan portfolio, loans securitized for which the retained interests are classified in securities on-balance sheet, loans held for sale on-balance sheet and the off-balance sheet portfolio of securitized loans sold, where we service the loans.

(b)	The servicing portfolio consists of third party commercial and consumer loans for which our sole function is that of servicing the loans for the third parties.

Table 10
LOANS HELD FOR SALE

	2006	2005
	First	Fourth	Third	Second	First
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Core business activity, beginning of period (a)	$6,388	18,014	14,447	13,715	12,293
Balance of acquired entities at purchase date	—	873	—	—	—
Originations/purchases	13,068	13,704	15,157	10,577	7,692
Transfer to (from) loans held for sale, net	(70)	(12,060)	(562)	(583)	462
Lower of cost or market value adjustments	—	—	—	(1)	1
Performing loans sold or securitized	(11,397)	(11,444)	(8,604)	(6,999)	(5,109)
Other, principally payments	(143)	(2,699)	(2,424)	(2,262)	(1,624)

Core business activity, end of period	7,846	6,388	18,014	14,447	13,715
Portfolio management activity, end of period (a)	13	17	24	84	458

Total loans held for sale (b)	$7,859	6,405	18,038	14,531	14,173

(a)	Core business activity means we originate loans with the intent to sell them to third parties, and portfolio management activity means we look for market opportunities to reduce risk in the loan portfolio by transferring loans to loans held for sale.

(b)	Nonperforming assets included in loans held for sale at March 31, 2006, and at December 31, September 30, June 30, and March 31, 2005, were $24 million, $32 million, $59 million, $111 million and $159 million, respectively.

Table 11
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS

	2006	2005
	First	Fourth	Third	Second	First
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

ALLOWANCE FOR LOAN LOSSES (a)
Balance, beginning of period	$2,724	2,719	2,718	2,732	2,757
Provision for credit losses	59	72	74	48	33
Provision for credit losses relating to loans transferred to loans held for sale or sold	—	5	12	—	1
Balance of acquired entities at purchase date	300	—	—	—	—
Allowance relating to loans acquired, transferred to loans held for sale or sold	12	(21)	(26)	(11)	(13)
Net charge-offs	(59)	(51)	(59)	(51)	(46)

Balance, end of period	$3,036	2,724	2,719	2,718	2,732

as a % of loans, net	1.08%	1.05	1.13	1.18	1.20

as a % of nonaccrual and restructured loans (b)	452%	439	347	332	300

as a % of nonperforming assets (b)	389%	378	303	284	262

LOAN LOSSES
Commercial, financial and agricultural	$27	52	43	35	26
Commercial real estate — construction and mortgage	7	12	9	—	1
Consumer	69	65	71	75	67

Total loan losses	103	129	123	110	94

LOAN RECOVERIES
Commercial, financial and agricultural	16	50	35	25	26
Commercial real estate — construction and mortgage	—	3	2	1	—
Consumer	28	25	27	33	22

Total loan recoveries	44	78	64	59	48

Net charge-offs	$59	51	59	51	46

Commercial loan net charge-offs as % of average commercial loans, net (c)	0.05%	0.03	0.05	0.03	—
Consumer loan net charge-offs as % of average consumer loans, net (c)	0.14	0.16	0.18	0.18	0.19
Total net charge-offs as % of average loans, net (c)	0.09%	0.09	0.10	0.09	0.08

NONPERFORMING ASSETS
Nonaccrual loans
Commercial, financial and agricultural	$342	307	445	497	527
Commercial real estate — construction and mortgage	84	85	120	88	131
Consumer real estate secured	240	221	209	221	239
Installment loans	6	7	10	13	13

Total nonaccrual loans	672	620	784	819	910
Foreclosed properties (d)	108	100	112	138	132

Total nonperforming assets	$780	720	896	957	1,042

Nonperforming loans included in loans held for sale (e)	$24	32	59	111	159
Nonperforming assets included in loans and in loans held for sale	$804	752	955	1,068	1,201

as % of loans, net, and foreclosed properties (b)	0.28%	0.28	0.37	0.42	0.46

as % of loans, net, foreclosed properties and loans held for sale (e)	0.28%	0.28	0.37	0.44	0.50

Accruing loans past due 90 days	$610	625	525	521	510

(a)	See Table 12 for information related to the reserve for unfunded lending commitments.

(b)	These ratios do not include nonperforming loans included in loans held for sale.

(c)	Annualized.

(d)	Restructured loans are not significant.

(e)	These ratios reflect nonperforming loans included in loans held for sale. Loans held for sale are recorded at the lower of cost or market value, and accordingly, the amounts shown and included in the ratios are net of the transferred allowance for loan losses and the lower of cost or market value adjustments.

Table 12
RESERVE FOR UNFUNDED LENDING COMMITMENTS

	2006	2005
	First	Fourth	Third	Second	First
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

RESERVE FOR UNFUNDED LENDING COMMITMENTS
Balance, beginning of period	$158	154	158	156	154
Provision for credit losses	2	4	(4)	2	2

Balance, end of period	$160	158	154	158	156

Table 13
NONACCRUAL LOAN ACTIVITY (a)

	2006	2005
	First	Fourth	Third	Second	First
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Balance, beginning of period	$620	784	819	910	955

Commercial nonaccrual loan activity
Commercial nonaccrual loans, beginning of period	392	565	585	658	712

New nonaccrual loans and advances	147	117	229	195	210
Gross charge-offs	(34)	(64)	(52)	(35)	(27)
Transfers to loans held for sale	—	—	—	—	(25)
Transfers to other real estate owned	—	(1)	(1)	(25)	—
Sales	(2)	(91)	(93)	(83)	(46)
Other, principally payments	(77)	(134)	(103)	(125)	(166)

Net commercial nonaccrual loan activity	34	(173)	(20)	(73)	(54)

Commercial nonaccrual loans, end of period	426	392	565	585	658

Consumer nonaccrual loan activity
Consumer nonaccrual loans, beginning of period	228	219	234	252	243

New nonaccrual loans, advances and other, net	18	(5)	(15)	(18)	9
Transfers from loans held for sale	—	15	—	—	—
Sales and securitizations	—	(1)	—	—	—

Net consumer nonaccrual loan activity	18	9	(15)	(18)	9

Consumer nonaccrual loans, end of period	246	228	219	234	252

Balance, end of period	$672	620	784	819	910

(a) Excludes nonaccrual loans included in loans held for sale and foreclosed properties.

Table 14
GOODWILL AND OTHER INTANGIBLE ASSETS

	2006	2005
	First	Fourth	Third	Second	First
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Goodwill	$23,443	21,807	21,857	21,861	21,635
Deposit base	691	705	779	861	951
Customer relationships	742	413	416	427	387
Tradename	90	90	90	90	90

Total goodwill and other intangible assets	$24,966	23,015	23,142	23,239	23,063

	Three Months Ended March 31, 2006
	Employee	Occupancy
	Termination	and
(In millions)	Benefits	Equipment	Other	Total

EXIT COST PURCHASE ACCOUNTING ACCRUAL ACTIVITY
Wachovia/SouthTrust — November 1, 2004
Balance, December 31, 2005	$123	9	3	135
Purchase accounting adjustments	—	—	—	—
Cash payments	(20)	—	(1)	(21)
Noncash write-downs	—	(8)	—	(8)

Balance, March 31, 2006	$103	1	2	106

Table 15
DEPOSITS

	2006	2005
	First	Fourth	Third	Second	First
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CORE DEPOSITS
Noninterest-bearing	$67,365	67,487	68,402	63,079	61,626
Savings and NOW accounts	80,773	81,536	78,013	79,957	81,485
Money market accounts	100,078	100,220	98,838	92,869	93,840
Other consumer time	47,876	44,319	42,479	39,376	36,932

Total core deposits	296,092	293,562	287,732	275,281	273,883
OTHER DEPOSITS
Foreign	19,157	18,041	15,736	15,029	13,293
Other time	13,315	13,291	16,971	9,600	10,481

Total deposits	$328,564	324,894	320,439	299,910	297,657

Table 16
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

March 31, 2006
(In millions)

MATURITY OF
3 months or less	$6,246
Over 3 months through 6 months	1,943
Over 6 months through 12 months	7,107
Over 12 months	7,318

Total time deposits in amounts of $100,000 or more	$22,614

Table 17
LONG-TERM DEBT

	2006	2005
	First	Fourth	Third	Second	First
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

NOTES AND DEBENTURES ISSUED BY THE PARENT COMPANY
Notes
3.50% to 6.625%, due 2006 to 2020	$6,352	5,724	5,724	7,575	6,825
Floating rate, due 2006 to 2012	9,249	8,449	7,149	7,149	6,749
Equity-linked, due 2006 to 2012	444	343	168	128	107
Floating rate extendible	—	—	—	—	10
Subordinated notes
5.80%, income trust securities, due 2042	2,501	—	—	—	—
4.875% to 7.50%, due 2006 to 2035	5,489	5,784	5,787	5,738	5,994
6.30%, Putable/Callable, due 2028	200	200	200	200	200
6.605%, due 2025	250	250	250	250	250
Floating rate, due 2015	600	600	—	—	—
Subordinated debentures
6.55% to 7.574%, due 2026 to 2035	795	796	795	795	795
Hedge-related basis adjustments	(103)	111	97	405	172

Total notes and debentures issued by the Parent Company	25,777	22,257	20,170	22,240	21,102

NOTES ISSUED BY SUBSIDIARIES
Notes, primarily notes issued under global bank note programs, varying rates and terms to 2040	10,589	6,235	4,386	4,922	5,238
Subordinated notes
Bank, 4.60% to 9.60%, due 2006 to 2036	8,336	6,549	6,549	6,849	6,849
Floating rate, due 2013	417	417	417	417	417
7.80% to 7.95%, due 2006 to 2007	250	250	250	250	250
6.75%, due 2006	200	200	200	200	200

Total notes issued by subsidiaries	19,792	13,651	11,802	12,638	12,954

OTHER DEBT
Junior subordinated debentures, floating rate, due 2026 to 2029	3,114	3,114	3,106	3,106	3,106
Auto secured financing, due 2006 to 2013	10,168	—	—	—	—
Collateralized notes, floating rate, due 2006 to 2007	4,420	4,420	4,420	4,420	4,420
Advances from the Federal Home Loan Bank	2,519	2,519	4,145	4,970	5,001
Preferred units issued by subsidiaries	2,352	2,352	852	322	102
Capitalized leases	38	39	737	740	743
Mortgage notes and other debt of subsidiaries	2,072	706	525	324	483
Hedge-related basis adjustments	(34)	(87)	89	246	21

Total other debt	24,649	13,063	13,874	14,128	13,876

Total long-term debt	$70,218	48,971	45,846	49,006	47,932

Table 18
CHANGES IN STOCKHOLDERS’ EQUITY

	2006	2005
	First	Fourth	Third	Second	First
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Balance, beginning of period, as reported	$47,561	46,757	47,904	46,467	47,317
Cumulative effect of an accounting change, net of income taxes	41	—	—	—	—

Balance, beginning of period	47,602	46,757	47,904	46,467	47,317

Comprehensive income
Net income	1,728	1,707	1,665	1,650	1,621
Minimum pension liability	—	(19)	—	—	—
Net unrealized gain (loss) on debt and equity securities	(792)	(397)	(848)	607	(786)
Net unrealized gain (loss) on derivative financial instruments	(23)	(29)	(9)	5	(22)

Total comprehensive income	913	1,262	808	2,262	813
Purchases of common stock	(2,108)	(42)	(1,305)	(247)	(1,099)
Common stock issued for
Stock options and restricted stock	455	299	73	234	292
Acquisitions	3,868	—	3	—	—
Deferred compensation, net	(119)	79	67	(87)	(129)
Cash dividends on common shares	(822)	(794)	(793)	(725)	(727)

Balance, end of period	$49,789	47,561	46,757	47,904	46,467

Table 19
CAPITAL RATIOS

	2006	2005
	First	Fourth	Third	Second	First
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
Tier 1 capital	$34,013	30,308	28,993	29,176	28,519
Total capital	49,510	43,709	42,183	41,791	41,093
Adjusted risk-weighted assets	432,215	404,068	390,843	371,511	360,516
Adjusted leverage ratio assets	$495,531	495,601	486,865	478,524	475,845
Ratios
Tier 1 capital	7.87%	7.50	7.42	7.85	7.91
Total capital	11.45	10.82	10.79	11.25	11.40
Leverage	6.86	6.12	5.96	6.10	5.99
STOCKHOLDERS’ EQUITY TO ASSETS
Quarter-end	9.19	9.13	8.78	9.36	9.17
Average	9.18%	8.92	9.25	9.36	9.44

BANK CAPITAL RATIOS
Tier 1 capital
Wachovia Bank, National Association	7.71%	7.45	7.55	7.95	8.02
Wachovia Bank of Delaware, National Association	15.02	14.07	13.59	14.09	15.13
Total capital
Wachovia Bank, National Association	11.25	10.70	11.07	11.79	11.96
Wachovia Bank of Delaware, National Association	17.16	16.27	15.67	16.43	17.58
Leverage
Wachovia Bank, National Association	6.89	6.26	6.27	6.40	6.33
Wachovia Bank of Delaware, National Association	11.60%	10.52	11.48	11.83	13.25

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 percent to 4.00 percent.

WACHOVIA CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES

	FIRST QUARTER 2006			FOURTH QUARTER 2005
			Average			Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
(In millions)	Balances	Expense	Paid	Balances	Expense	Paid

ASSETS
Interest-bearing bank balances	$2,872	31	4.31%	$2,514	24	3.75%
Federal funds sold and securities purchased under resale agreements	19,657	209	4.31	22,647	237	4.17
Trading account assets (a)	27,240	344	5.08	34,461	482	5.59
Securities (a)	117,944	1,557	5.28	115,557	1,506	5.21
Loans (a) (b)
Commercial
Commercial, financial and agricultural	87,784	1,411	6.51	85,155	1,326	6.17
Real estate — construction and other	14,184	243	6.95	13,803	226	6.51
Real estate — mortgage	20,166	350	7.04	20,132	333	6.57
Lease financing	10,050	171	6.81	10,153	184	7.26
Foreign	10,285	118	4.67	9,118	97	4.23

Total commercial	142,469	2,293	6.52	138,361	2,166	6.22

Consumer
Real estate secured	96,082	1,514	6.31	80,984	1,236	6.10
Student loans	10,589	157	6.00	11,235	155	5.46
Installment loans	11,434	242	8.57	6,902	127	7.32

Total consumer	118,105	1,913	6.50	99,121	1,518	6.11

Total loans	260,574	4,206	6.51	237,482	3,684	6.17

Loans held for sale	8,274	128	6.24	17,646	270	6.10
Other earning assets	5,966	118	8.04	8,897	155	6.92

Total earning assets excluding derivatives	442,527	6,593	6.00	439,204	6,358	5.77
Risk management derivatives (c)	—	163	0.15	—	184	0.16

Total earning assets including derivatives	442,527	6,756	6.15	439,204	6,542	5.93

Cash and due from banks	12,762			12,770
Other assets	66,920			68,408

Total assets	$522,209			$520,382

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	79,783	304	1.54	78,936	258	1.30
Money market accounts	99,632	670	2.73	100,999	609	2.39
Other consumer time	46,309	407	3.57	43,549	369	3.37
Foreign	19,330	187	3.92	17,464	157	3.56
Other time	13,286	153	4.67	14,859	166	4.46

Total interest-bearing deposits	258,340	1,721	2.70	255,807	1,559	2.42
Federal funds purchased and securities sold under repurchase agreements	50,087	503	4.07	55,336	526	3.77
Commercial paper	4,193	41	3.93	8,062	76	3.74
Securities sold short	8,520	63	3.01	8,801	70	3.13
Other short-term borrowings	7,214	40	2.26	7,164	39	2.18
Long-term debt	56,052	697	4.99	47,804	576	4.81

Total interest-bearing liabilities excluding derivatives	384,406	3,065	3.23	382,974	2,846	2.95
Risk management derivatives (c)	—	152	0.16	—	121	0.13

Total interest-bearing liabilities including derivatives	384,406	3,217	3.39	382,974	2,967	3.08

Noninterest-bearing deposits	64,490			64,018
Other liabilities	25,387			26,983
Stockholders’ equity	47,926			46,407

Total liabilities and stockholders’ equity	$522,209			$520,382

Interest income and rate earned — including derivatives		$6,756	6.15%		$6,542	5.93%
Interest expense and equivalent rate paid — including derivatives		3,217	2.94		2,967	2.68

Net interest income and margin — including derivatives		$3,539	3.21%		$3,575	3.25%

(a)	Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.

(b)	The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.

THIRD QUARTER 2005			SECOND QUARTER 2005			FIRST QUARTER 2005
		Average			Average			Average
	Interest	Rates		Interest	Rates		Interest	Rates
Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
Balances	Expense	Paid	Balances	Expense	Paid	Balances	Expense	Paid

$ 2,417	21	3.46%	$2,649	20	3.07%	$2,484	16	2.62%

24,451	216	3.50	24,676	189	3.08	24,272	153	2.55
33,720	407	4.82	31,879	377	4.73	35,147	402	4.59
114,902	1,461	5.08	115,006	1,469	5.11	114,961	1,477	5.15

81,488	1,184	5.77	80,213	1,084	5.42	76,651	960	5.08
13,322	201	5.96	12,885	177	5.53	12,608	156	5.01
19,684	302	6.09	20,204	288	5.71	20,739	271	5.31
9,979	178	7.15	10,252	183	7.11	10,513	182	6.94
8,164	80	3.88	7,641	68	3.55	7,192	58	3.28

132,637	1,945	5.82	131,195	1,800	5.50	127,703	1,627	5.16

78,088	1,166	5.97	74,799	1,072	5.74	74,658	1,037	5.57
11,267	144	5.07	10,995	129	4.72	11,003	120	4.41
6,968	124	7.04	6,892	115	6.75	7,811	122	6.31

96,323	1,434	5.94	92,686	1,316	5.69	93,472	1,279	5.49

228,960	3,379	5.87	223,881	3,116	5.58	221,175	2,906	5.30

16,567	244	5.90	14,024	194	5.51	12,869	166	5.19
10,329	138	5.27	10,419	125	4.84	10,139	115	4.58

431,346	5,866	5.42	422,534	5,490	5.20	421,047	5,235	5.00
—	231	0.21	—	265	0.26	—	279	0.27

431,346	6,097	5.63	422,534	5,755	5.46	421,047	5,514	5.27

12,277			12,389			12,661
67,944			68,438			66,778

$511,567			$503,361			$500,486

78,961	220	1.10	80,113	194	0.97	81,071	161	0.81
97,746	529	2.15	94,990	455	1.92	93,477	357	1.55
41,063	325	3.13	38,064	273	2.87	36,005	239	2.70
15,285	123	3.18	11,857	81	2.75	10,996	61	2.26
10,338	109	4.21	9,999	78	3.09	12,583	83	2.67

243,393	1,306	2.13	235,023	1,081	1.84	234,132	901	1.56

56,426	460	3.24	53,984	375	2.79	51,395	312	2.46
12,664	108	3.39	13,365	97	2.91	13,553	82	2.45
9,040	77	3.38	10,648	92	3.49	12,681	102	3.25
6,471	29	1.80	6,694	30	1.82	6,370	26	1.63
47,788	536	4.48	48,114	528	4.39	47,385	493	4.17

375,782	2,516	2.66	367,828	2,203	2.40	365,516	1,916	2.12
—	141	0.15	—	141	0.16	—	124	0.14

375,782	2,657	2.81	367,828	2,344	2.56	365,516	2,040	2.26

62,978			62,171			60,542
25,479			26,248			27,197
47,328			47,114			47,231

$511,567			$503,361			$500,486

	$6,097	5.63%		$5,755	5.46%		$5,514	5.27%

	2,657	2.45		2,344	2.23		2,040	1.96

	$3,440	3.18%		$3,411	3.23%		$3,474	3.31%

(c)	The rates earned and the rates paid on risk management derivatives are based on off-balance sheet notional amounts. The fair value of these instruments is included in other assets and other liabilities.

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	2006	2005
	First	Fourth	Third	Second	First
(In millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

ASSETS
Cash and due from banks	$12,668	15,072	12,976	12,464	12,043
Interest-bearing bank balances	1,563	2,638	2,492	2,852	1,285
Federal funds sold and securities purchased under resale agreements (carrying amount of collateral held $8,721 at March 31, 2006, $546 repledged)	18,807	19,915	27,083	22,528	24,899

Total cash and cash equivalents	33,038	37,625	42,551	37,844	38,227

Trading account assets	39,385	42,704	49,646	46,519	47,149
Securities	118,818	114,889	117,195	117,906	116,731
Loans, net of unearned income	280,932	259,015	239,733	230,287	227,266
Allowance for loan losses	(3,036)	(2,724)	(2,719)	(2,718)	(2,732)

Loans, net	277,896	256,291	237,014	227,569	224,534

Loans held for sale	7,859	6,405	18,038	14,531	14,173
Premises and equipment	5,194	4,910	5,352	5,354	5,260
Due from customers on acceptances	968	824	882	826	826
Goodwill	23,443	21,807	21,857	21,861	21,635
Other intangible assets	1,523	1,208	1,285	1,378	1,428
Other assets	33,718	34,092	38,561	38,052	36,870

Total assets	$541,842	520,755	532,381	511,840	506,833

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	67,365	67,487	68,402	63,079	61,626
Interest-bearing deposits	261,199	257,407	252,037	236,831	236,031

Total deposits	328,564	324,894	320,439	299,910	297,657
Short-term borrowings	55,390	61,953	78,184	75,726	73,401
Bank acceptances outstanding	985	892	932	859	866
Trading account liabilities	17,846	17,598	19,815	19,827	22,418
Other liabilities	16,070	15,986	16,504	15,750	15,281
Long-term debt	70,218	48,971	45,846	49,006	47,932

Total liabilities	489,073	470,294	481,720	461,078	457,555

Minority interest in net assets of consolidated subsidiaries	2,980	2,900	3,904	2,858	2,811

STOCKHOLDERS’ EQUITY
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at March 31, 2006	—	—	—	—	—
Non-Cumulative Perpetual Class A Preferred Stock, Series I, $100,000 liquidation preference per share, 25,010 shares authorized	—	—	—	—	—
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.608 billion shares at March 31, 2006	5,362	5,189	5,178	5,258	5,255
Paid-in capital	34,291	31,172	30,821	31,038	30,976
Retained earnings	11,724	11,973	11,086	11,079	10,319
Accumulated other comprehensive income, net	(1,588)	(773)	(328)	529	(83)

Total stockholders’ equity	49,789	47,561	46,757	47,904	46,467

Total liabilities and stockholders’ equity	$541,842	520,755	532,381	511,840	506,833

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	2006	2005
	First	Fourth	Third	Second	First
(In millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

INTEREST INCOME
Interest and fees on loans	$4,321	3,846	3,588	3,362	3,174
Interest and dividends on securities	1,565	1,486	1,434	1,437	1,426
Trading account interest	325	462	387	354	378
Other interest income	496	696	635	549	475

Total interest income	6,707	6,490	6,044	5,702	5,453

INTEREST EXPENSE
Interest on deposits	1,779	1,618	1,408	1,221	1,050
Interest on short-term borrowings	718	764	742	670	601
Interest on long-term debt	720	585	507	453	389

Total interest expense	3,217	2,967	2,657	2,344	2,040

Net interest income	3,490	3,523	3,387	3,358	3,413
Provision for credit losses	61	81	82	50	36

Net interest income after provision for credit losses	3,429	3,442	3,305	3,308	3,377

FEE AND OTHER INCOME
Service charges	574	555	555	528	513
Other banking fees	428	400	385	355	351
Commissions	639	594	615	603	599
Fiduciary and asset management fees	745	769	732	728	714
Advisory, underwriting and other investment banking fees	302	325	294	257	233
Trading account profits (losses) (a)	219	(31)	160	49	108
Principal investing	103	135	166	41	59
Securities gains (losses)	(48)	(74)	29	136	(2)
Other income (a)	555	316	322	280	420

Total fee and other income	3,517	2,989	3,258	2,977	2,995

NONINTEREST EXPENSE
Salaries and employee benefits	2,697	2,470	2,476	2,324	2,401
Occupancy	275	283	260	271	250
Equipment	280	277	276	269	265
Advertising	47	51	50	48	44
Communications and supplies	167	155	158	158	162
Professional and consulting fees	167	213	167	155	127
Other intangible amortization	92	93	101	107	115
Merger-related and restructuring expenses	68	58	83	90	61
Sundry expense	446	583	433	366	447

Total noninterest expense	4,239	4,183	4,004	3,788	3,872

Minority interest in income of consolidated subsidiaries	95	103	104	71	64

Income from continuing operations before income taxes	2,612	2,145	2,455	2,426	2,436
Income taxes	884	652	790	776	815

Income from continuing operations	1,728	1,493	1,665	1,650	1,621
Discontinued operations, net of income taxes	—	214	—	—	—

Net income	$1,728	1,707	1,665	1,650	1,621

PER COMMON SHARE DATA
Basic earnings
Income from continuing operations	$1.11	0.97	1.07	1.05	1.03
Net income	1.11	1.11	1.07	1.05	1.03
Diluted earnings
Income from continuing operations	1.09	0.95	1.06	1.04	1.01
Net income	1.09	1.09	1.06	1.04	1.01
Cash dividends	$0.51	0.51	0.51	0.46	0.46
AVERAGE COMMON SHARES
Basic	1,555	1,541	1,549	1,564	1,571
Diluted	1,586	1,570	1,575	1,591	1,603

a)	Amounts presented prior to the first quarter of 2006 have been reclassified to conform to the presentation in the first quarter of 2006.

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
(In millions, except per share data)	2006	2005

ASSETS
Cash and due from banks	$12,668	15,072
Interest-bearing bank balances	1,563	2,638
Federal funds sold and securities purchased under resale agreements (carrying amount of collateral held $8,721 at March 31, 2006, $546 repledged)	18,807	19,915

Total cash and cash equivalents	33,038	37,625

Trading account assets	39,385	42,704
Securities	118,818	114,889
Loans, net of unearned income	280,932	259,015
Allowance for loan losses	(3,036)	(2,724)

Loans, net	277,896	256,291

Loans held for sale	7,859	6,405
Premises and equipment	5,194	4,910
Due from customers on acceptances	968	824
Goodwill	23,443	21,807
Other intangible assets	1,523	1,208
Other assets	33,718	34,092

Total assets	$541,842	520,755

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	67,365	67,487
Interest-bearing deposits	261,199	257,407

Total deposits	328,564	324,894

Short-term borrowings	55,390	61,953
Bank acceptances outstanding	985	892
Trading account liabilities	17,846	17,598
Other liabilities	16,070	15,986
Long-term debt	70,218	48,971

Total liabilities	489,073	470,294

Minority interest in net assets of consolidated subsidiaries	2,980	2,900

STOCKHOLDERS’ EQUITY
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at March 31, 2006	—	—
Non-Cumulative Perpetual Class A Preferred Stock, Series I, $100,000 liquidation preference per share, 25,010 shares authorized	—	—
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.608 billion shares at March 31, 2006	5,362	5,189
Paid-in capital	34,291	31,172
Retained earnings	11,724	11,973
Accumulated other comprehensive income, net	(1,588)	(773)

Total stockholders’ equity	49,789	47,561

Total liabilities and stockholders’ equity	$541,842	520,755

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended
	March 31,
(In millions, except per share data)	2006	2005

INTEREST INCOME
Interest and fees on loans	$4,321	3,174
Interest and dividends on securities	1,565	1,426
Trading account interest	325	378
Other interest income	496	475

Total interest income	6,707	5,453

INTEREST EXPENSE
Interest on deposits	1,779	1,050
Interest on short-term borrowings	718	601
Interest on long-term debt	720	389

Total interest expense	3,217	2,040

Net interest income	3,490	3,413
Provision for credit losses	61	36

Net interest income after provision for credit losses	3,429	3,377

FEE AND OTHER INCOME
Service charges	574	513
Other banking fees	428	351
Commissions	639	599
Fiduciary and asset management fees	745	714
Advisory, underwriting and other investment banking fees	302	233
Trading account profits	219	108
Principal investing	103	59
Securities losses	(48)	(2)
Other income	555	420

Total fee and other income	3,517	2,995

NONINTEREST EXPENSE
Salaries and employee benefits	2,697	2,401
Occupancy	275	250
Equipment	280	265
Advertising	47	44
Communications and supplies	167	162
Professional and consulting fees	167	127
Other intangible amortization	92	115
Merger-related and restructuring expenses	68	61
Sundry expense	446	447

Total noninterest expense	4,239	3,872

Minority interest in income of consolidated subsidiaries	95	64

Income before income taxes	2,612	2,436
Income taxes	884	815

Net income	$1,728	1,621

PER COMMON SHARE DATA
Basic earnings	$1.11	1.03
Diluted earnings	1.09	1.01
Cash dividends	$0.51	0.46
AVERAGE COMMON SHARES
Basic	1,555	1,571
Diluted	1,586	1,603

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
(In millions)	2006	2005

OPERATING ACTIVITIES
Net income	$1,728	1,621
Adjustments to reconcile net income to net cash provided (used) by operating activities
Accretion and amortization of securities discounts and premiums, net	5	54
Provision for credit losses	61	36
Gain on securitization transactions	(47)	(18)
Gain on sale of mortgage servicing rights	(6)	(6)
Securities losses	48	2
Depreciation and other amortization	423	367
Trading account assets, net	3,319	(1,217)
Loss on sales of premises and equipment	10	52
Loans held for sale, net	(1,522)	(602)
Other assets, net	872	360
Trading account liabilities, net	248	709
Other liabilities, net	462	(427)

Net cash provided by operating activities	5,601	931

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	9,871	12,397
Maturities of securities	4,841	9,960
Purchases of securities	(17,238)	(29,800)
Origination of loans, net	(8,334)	(4,052)
Sales of premises and equipment	57	21
Purchases of premises and equipment	(457)	(237)
Goodwill and other intangible assets	(36)	(71)
Purchase of bank-owned separate account life insurance	(267)	(1,538)
Cash equivalent acquired, net of purchases of banking operations	982	—

Net cash used by investing activities	(10,581)	(13,320)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Increase in deposits, net	1,429	2,604
Securities sold under repurchase agreements and other short-term borrowings, net	(6,563)	9,995
Issuances of long-term debt	10,812	2,841
Payments of long-term debt	(2,538)	(1,668)
Issuances of common stock, net	183	79
Purchases of common stock	(2,108)	(1,099)
Cash dividends paid	(822)	(727)

Net cash provided by financing activities	393	12,025

Decrease in cash and cash equivalents	(4,587)	(364)
Cash and cash equivalents, beginning of year	37,625	38,591

Cash and cash equivalents, end of period	$33,038	38,227

NONCASH ITEMS
Transfer to securities from loans held for sale	$13	—
Transfer to loans from loans held for sale	70	—
Transfer to loans held for sale from loans	—	583
Cumulative effect of an accounting change, net of income taxes	41	—
Issuance of common stock for purchase accounting merger	$3,868	—

WACHOVIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS
GENERAL
     Wachovia Corporation and subsidiaries (together the “Company”) is a diversified financial services company whose operations are principally domestic.
     The unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, the unaudited condensed consolidated financial statements do not include all the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. The unaudited condensed consolidated financial statements of the Company include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such financial statements for all periods presented. The financial position and result of operations as of and for the three months ended March 31, 2006, are not necessarily indicative of the results of operations that may be expected in the future. Please refer to the Company’s 2005 Annual Report on Form 10-K for additional information related to the Company’s audited consolidated financial statements for the three years ended December 31, 2005, including the related notes to consolidated financial statements.
     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with U.S. generally accepted accounting principles. Actual results could differ from those estimates.
BUSINESS COMBINATIONS
     On September 12, 2005, the Company announced the signing of a definitive merger agreement with Westcorp and WFS Financial Inc (“WFS”) the common stock of which 84 percent was owned by Westcorp and 16 percent was held by the public. The acquisition of this California-based auto loan originator business was consummated on March 1, 2006. The terms of this transaction called for the Company to exchange 1.2749 shares of its common stock for each share of Westcorp common stock and 1.4661 shares of its common stock for each share of WFS common stock. Based on the Company’s average of the closing prices for a period two trading days before the announcement of the merger and two trading days after the merger announcement of $49.76 (which includes the day of announcement), the transaction is valued at $3.9 billion. The Company recorded preliminary fair value and exit cost purchase accounting adjustments of $282 million along with dealer relationship and deposit base intangibles of $405 million. Based on Westcorp tangible stockholders’ equity of $1.9 billion, this resulted in preliminary goodwill of $1.6 billion at March 31, 2006. The Westcorp March 1, 2006, allowance for loan losses recorded by the Company excluded Westcorp’s allowance for loan losses related to nonperforming loans.
PERSONNEL EXPENSE AND RETIREMENT BENEFITS
     The components of the retirement benefit costs included in salaries and employee benefits for the three months ended March 31, 2006 and 2005, are presented below.

					Other Postretirement
	Qualified Pension		Nonqualified Pension		Benefits
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,
(In millions)	2006	2005	2006	2005	2006	2005

RETIREMENT BENEFIT COSTS
Service cost	$47	45	1	1	1	1
Interest cost	63	61	7	7	12	13
Expected return on plan assets	(107)	(102)	—	—	(1)	(1)
Amortization of prior service cost	(7)	(7)	—	—	(2)	(2)
Amortization of actuarial losses	35	22	3	2	1	2

Net retirement benefit costs	$31	19	11	10	11	13

     With respect to the Qualified Pension, the Company estimates there will be no minimum required contribution in 2006 and that the maximum allowed contribution will be approximately $450 million. Additionally, the Company’s practice is to contribute annually to each of the Nonqualified Pension and Other Postretirement Benefits an amount equal to the benefit payments made during the year less any retiree contributions received during the year.
RECLASSIFICATIONS
     Certain amounts in 2005 were reclassified to conform with the presentation in 2006. These reclassifications had no effect on the Company’s previously reported consolidated financial position or results of operations. Changes in fair value of certain derivatives held for other-than-trading purposes, which are economic hedges not designated and accounted for as accounting hedges, are now presented in other income. Previously, for these certain derivatives, the changes in fair value were included in trading account profits. Prior period amounts have been reclassified to be consistent with the current period presentation.

NOTE 2: SECURITIES

	March 31, 2006
									Average
	1 Year	1-5	5-10	After 10		Gross Unrealized		Amortized	Maturity
(In millions)	or Less	Years	Years	Years	Total	Gains	Losses	Cost	in Years

MARKET VALUE
U.S. Treasury	$793	160	135	39	1,127	—	9	1,136	2.52
Mortgage-backed securities, principally obligations of U.S. Government agencies and sponsored entities	149	10,458	68,111	8	78,726	82	2,126	80,770	6.85
Asset-backed
Residual interests from securitizations	30	678	117	—	825	228	—	597	3.23
Retained bonds from securitizations	199	2,651	158	—	3,008	35	3	2,976	2.81
Collateralized mortgage obligations	49	7,008	1,458	—	8,515	45	146	8,616	3.89
Commercial mortgage-backed	70	2,976	3,943	7	6,996	151	146	6,991	5.43
Other	166	340	192	—	698	3	10	705	3.64
State, county and municipal	43	662	572	2,128	3,405	215	6	3,196	14.62
Sundry	762	2,289	6,803	5,664	15,518	95	193	15,616	9.43

Total market value	$2,261	27,222	81,489	7,846	118,818	854	2,639	120,603	6.87

MARKET VALUE
Debt securities	$2,261	27,222	81,489	5,314	116,286	814	2,626	118,098
Equity securities	—	—	—	2,532	2,532	40	13	2,505

Total market value	$2,261	27,222	81,489	7,846	118,818	854	2,639	120,603

AMORTIZED COST
Debt securities	$2,245	27,044	83,608	5,201	118,098
Equity securities	—	—	—	2,505	2,505

Total amortized cost	$2,245	27,044	83,608	7,706	120,603

WEIGHTED AVERAGE YIELD
U.S. Treasury	4.52%	2.01	2.59	4.95	3.94
Mortgage-backed securities, principally obligations of U.S. Government agencies and sponsored entities	6.26	5.34	5.03	5.01	5.08
Asset-backed
Residual interests from securitizations	24.76	13.60	25.10	—	15.59
Retained bonds from securitizations	7.41	5.25	8.84	—	5.56
Collateralized mortgage obligations	7.73	4.98	4.25	—	4.87
Commercial mortgage-backed	5.19	7.02	5.05	6.06	5.86
Other	6.34	5.24	4.82	—	5.38
State, county and municipal	8.05	8.70	8.63	6.96	7.59
Sundry	4.86	5.42	4.30	5.11	4.78
Consolidated	5.48%	5.63	5.01	5.59	5.19

     At March 31, 2006, all securities were classified as available for sale.
     At March 31, 2006, mortgage-backed securities included Federal National Mortgage Association and Federal Home Loan Mortgage Corporation securities with an amortized cost of $59.1 billion and a market value of $57.6 billion, and an amortized cost of $18.7 billion and a market value of $18.2 billion, respectively. Also included in mortgage-backed securities are U.S. Government agency and Government-sponsored entity securities retained from the securitization of residential mortgage loans. These securities had an amortized cost and market value of $2.0 billion at March 31, 2006.
     Included in asset-backed securities are retained bonds primarily from the securitization of commercial and consumer real estate, SBA and auto loans. At March 31, 2006, retained bonds with an amortized cost and a market value of $2.9 billion were considered investment grade based on external ratings. Retained bonds with an amortized cost and market value of $2.2 billion at March 31, 2006, had an external credit rating of AA and above.
     Securities with an aggregate amortized cost of $60.0 billion at March 31, 2006, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
     Expected maturities of beneficial interest and the contractual maturities of all other securities are summarized in the table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Average maturity excludes equity securities and money market funds.
     Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.
     At March 31, 2006, there were forward commitments to purchase securities on both a regular way and non-regular way basis at a cost that approximates a market value of $4.8 billion. At March 31, 2006, there were commitments to sell securities at a cost that approximates a market value of $2.5 billion.
     On a quarterly basis, the Company makes an assessment to determine whether there have been any events or economic circumstances to indicate that a security on which there is an unrealized loss is impaired on an other-than-temporary basis. The Company considers many factors including the severity and duration of the impairment; the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value; recent events specific to the issuer or industry; and for debt securities, external credit ratings and recent downgrades. Securities on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value with the write-down recorded as a realized loss in securities gains (losses).
     Gross unrealized losses at March 31, 2006, are primarily caused by interest rate changes. The Company has reviewed these securities in accordance with its accounting policy for other-than-temporary impairment discussed above and does not consider them other-than-temporarily impaired.
     Gross gains and losses realized on the sale of debt securities in the three months ended March 31, 2006, were $56 million and $124 million (including $12 million of impairment losses), respectively, and gross gains and losses realized on the sale of equity securities were $21 million and $1 million (no impairment losses), respectively.

NOTE 3: SERVICING ASSETS
     In connection with certain transactions where the Company securitizes and sells originated or purchased loans with servicing retained, servicing assets or liabilities are recorded based on the relative fair value of the servicing rights on the date the loans are sold. The Company also purchases certain servicing assets. Servicing assets recorded at amortized cost are amortized in proportion to and over the estimated period of net servicing income.
     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 156, “Accounting for Servicing of Financial Assets,” effective January 1, 2006. SFAS 156 requires that all servicing assets and liabilities initially be recognized at fair value, rather than based on an allocated fair value amount. Additionally, SFAS 156 permits entities to choose to recognize individual classes of servicing assets at fair value on an ongoing basis, with subsequent changes in fair value recorded in earnings. The Company determined its classes of servicing assets based on the asset type being serviced along with the methods used to manage the risk inherent in the servicing assets, which includes the market inputs used to value the servicing assets. The risks inherent in these servicing assets vary based on asset class but include changes in market interest rates, prepayments, default rates and cost to service in event of default, among other factors. The Company elected to record a class of originated residential mortgage servicing assets at fair value on an ongoing basis with the adoption of SFAS 156. Accordingly, the Company has recorded a $41 million after-tax cumulative effect adjustment to beginning retained earnings, as required by SFAS 156, for the difference between the carrying amount of originated residential mortgage servicing assets and their fair value at the date of adoption. Valuation of the originated residential mortgage servicing assets recorded at fair value is estimated using discounted cash flows with prepayment speeds and discount rates as significant assumptions. At March 31, 2006, the weighted average prepayment speed assumption was 14.11 percent and the weighted average discount rate used was 10.67 percent. Valuation of the servicing assets recorded on an amortized cost basis is also estimated using discounted cash flows with key assumptions including prepayment speeds, discount rates, estimated default rates and cost to service. Servicing assets recorded at amortized cost are periodically evaluated for impairment based on the fair value of those assets. If, by individual stratum, the carrying amount of servicing assets exceeds fair value, a valuation reserve is established. The valuation reserve is adjusted as the fair value changes. For purposes of impairment evaluation and measurement, the Company stratifies servicing assets based on predominant risk characteristics of the underlying loans, including loan type, amortization type, loan coupon rate, and in certain circumstances, period of origination.
     Servicing fee income in the three months ended March 31, 2006, was $109 million and is included in other banking fees on the consolidated statements of income. Changes in the fair value and amortization of servicing assets are included in other banking fees. The change in the fair value of originated residential mortgage servicing assets and the change in the carrying amount of servicing assets which are recorded at amortized cost in the three months ended March 31, 2006, are presented below.

	Three Months Ended March 31, 2006
	Servicing Assets
	Fair Value	Amortized Cost
		Fixed Rate
	Originated	Commercial
	Residential	Mortgage-
(In millions)	Mortgages	Backed	Other	Total

Balance, December 31, 2005	$195	372	400	967
Cumulative effect of an accounting change	64	—	—	64

Balance, January 1, 2006	259	372	400	1,031
Fair value of servicing assets purchased, assumed or originated, or retained from securitizations	35	68	56	159
Servicing sold or otherwise disposed of	(8)	—	—	(8)
Change in fair value due to changes in model inputs and/or assumptions	8	—	—	8
Other changes in fair value, primarily from fees earned	(12)	—	—	(12)
Amortization of servicing assets	—	(20)	(43)	(63)
Impairment	—	—	(3)	(3)
Other	—	—	(8)	(8)

Balance, March 31, 2006	$282	420	402	1,104

FAIR VALUE
December 31, 2005	$259	516	512	1,287
March 31, 2006	$282	576	526	1,384

NOTE 4: SHARE-BASED PAYMENTS
     The Company has stock option plans under which incentive and nonqualified stock options may be granted periodically to certain employees. The options are granted at an exercise price equal to the fair value of the underlying shares at the date of grant, vest based on continued service with the Company for a specified period, generally three years to five years following the date of grant, and have a contractual life of ten years. Restricted stock may also be granted under the stock option plans. The restricted stock generally vests over three years to five years, during which time the holder receives dividends and has full voting rights. Employee stock compensation expense was $194 million in the three months ended March 31, 2006, including $107 million related to restricted stock awards and $87 million related to stock option awards. The related income tax benefit in the three months ended March 31, 2006 was $68 million.
     At March 31, 2006, there was $662 million and $344 million of total unrecognized compensation costs related to restricted stock awards and stock option awards, respectively. Those costs are expected to be recognized over a weighted-average period of 1.5 years and 1.8 years, respectively. The fair value of restricted stock awards vested during the three months ended March 31, 2006 and March 31, 2005 was $158 million and $215 million, respectively. The total intrinsic value of stock option awards exercised during the three months ended March 31, 2006 and March 31, 2005 was $190 million and $92 million, respectively.
     The Company adopted the fair value method of accounting for stock options in 2002 and all awards made prior to January 1, 2002, had fully vested prior to December 31, 2005. Under this method, fair value is measured on the date of grant using the Black-Scholes option pricing model with market assumptions. This amount was amortized on a straight-line basis over the vesting period for all recipients. Accordingly, the primary impact to the Company from the implementation of SFAS 123 (revised) (“SFAS 123R”) “Share-Based Payments”, effective January 1, 2006, was the different treatment of awards to retirement-eligible employees, which must now be expensed in full at the date of grant, or from the date of grant to the date that an employee will become retirement-eligible, if that is before the end of the stated vesting period. Employee stock compensation expense in the three month ended March 31, 2006, includes $98 million associated with the implementation of SFAS 123R, primarily related to the impact of awards granted to employees that were retirement-eligible at the date of grant.
     At March 31, 2006, the Company had 65 million shares of common stock reserved for issuance under the stock option plans.
     The weighted average grant date fair value of options awarded under the stock option plans in the three months ended March 31, 2006, was $10.07. The more significant assumptions used in estimating the fair value of stock options include risk-free interest rates of 4.83 percent, dividend yield of 3.64 percent, volatility of the Company’s common stock of 18.87 percent, and weighted average expected lives of the stock options of 7.0 years. The Company calculated its volatility estimate from implied volatility of actively traded options on the Company’s stock with remaining maturities of two years. This represents a change from prior years, in which the Company calculated its volatility estimate based on historical volatility adjusted for significant changes in the Company’s business activities. The Company determined the estimated life using the simple average of the 10-year contractual term of the options and the vesting term (using an average of the 5-year graded vesting period). In prior years, the Company determined the estimated life based on historical share option experience.
     Stock award activity for the three months ended March 31, 2006, is presented below.

	March 31, 2006
		Weighted-
		Average
(Options and shares in thousands)	Number	Price (a)

STOCK OPTIONS
Options outstanding, beginning of period	133,870	$38.67
Granted	13,871	50.19
Options of acquired entities	1,619	27.89
Exercised	(8,820)	33.09
Expired	(105)	43.47
Forfeited	(573)	43.47

Options outstanding, end of period	139,862	$40.28

Options exercisable, end of period	93,707	$36.99

RESTRICTED STOCK
Unvested shares, beginning of period	14,055	$48.59
Granted	5,603	56.19
Vested	(2,949)	47.48
Forfeited	(173)	46.94

Unvested shares, end of period	16,536	$51.38

(a) The weighted-average price for stock options is the weighted-average exercise price of the options, and for restricted stock, the weighted-average fair value of the stock at the date of grant.

NOTE 5: COMPREHENSIVE INCOME
     Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. Comprehensive income for the three months ended March 31, 2006 and 2005, is presented below.

	Three Months Ended
	March 31,
(In millions)	2006	2005

COMPREHENSIVE INCOME
Net income	$1,728	1,621
OTHER COMPREHENSIVE INCOME
Net unrealized holding loss on securities	(792)	(786)
Net unrealized loss on cash flow hedge derivatives	(23)	(22)

Total comprehensive income	$913	813

NOTE 6: BUSINESS SEGMENTS (a)
     Business segment earnings are presented excluding merger-related and restructuring expenses, other intangible amortization, minority interest in consolidated subsidiaries, and the change in accounting principle. The Company believes that while these items apply to overall corporate operations, they are not meaningful to understanding or evaluating the performance of the Company’s individual business segments. The Company does not take these items into account as it manages business segment operations or allocates capital, and therefore, the Company’s GAAP segment presentation excludes these items. Also, for segment reporting purposes, net interest income reflects tax-exempt interest income on a tax-equivalent basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources.
     Business segment earnings are the primary measure of segment profit or loss that the Company uses to assess segment performance and to allocate resources. Economic profit, risk-adjusted return on capital (“RAROC”) and efficiency ratios are additional metrics, all of which are based on and calculated directly from segment earnings, that assist management in evaluating segment results.
     The Company continuously updates segment information for changes that occur in the management of the Company’s businesses. For example, in the first quarter of 2006, the Company transferred certain customer relationships and financial advisors to Wealth Management from Capital Management relating to a new investment platform in Wealth Management and have updated information for 2005 to reflect this and other changes. The impact to segment earnings in 2005 as a result of these changes was a $26 million decrease in the General Bank, a $5 million increase in Capital Management, a $7 million decrease in Wealth Management, a $2 million decrease in the Corporate and Investment Bank, and a $30 million increase in the Parent.

	Three Months Ended March 31, 2006
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$2,572	198	149	506	114	(49)	3,490
Fee and other income	872	1,227	191	1,242	(15)	—	3,517
Intersegment revenue	45	(11)	1	(37)	2	—	—

Total revenue (b)	3,489	1,414	341	1,711	101	(49)	7,007
Provision for credit losses	62	—	—	1	(2)	—	61
Noninterest expense	1,677	1,129	250	888	227	68	4,239
Minority interest	—	—	—	—	95	—	95
Income taxes (benefits)	628	104	33	281	(140)	(22)	884
Tax-equivalent adjustment	10	—	—	22	17	(49)	—

Net income (loss)	$1,112	181	58	519	(96)	(46)	1,728

Economic profit	$866	139	41	332	(117)	—	1,261
Risk adjusted return on capital	58.28%	47.20	42.87	33.66	(6.68)	—	39.22
Economic capital, average	$7,431	1,555	516	5,941	2,677	—	18,120
Cash overhead efficiency ratio (b)	48.06%	79.84	73.21	51.90	134.94	—	57.81
Lending commitments	$115,788	237	6,229	103,812	516	—	226,582
Average loans, net	178,358	462	15,526	42,903	23,325	—	260,574
Average core deposits	$216,375	28,671	14,557	25,324	5,287	—	290,214
FTE employees	45,443	17,107	4,771	5,669	24,144	—	97,134

	Three Months Ended March 31, 2005
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$2,329	152	140	590	263	(61)	3,413
Fee and other income	684	1,137	151	979	44	—	2,995
Intersegment revenue	43	(11)	2	(34)	—	—	—

Total revenue (b)	3,056	1,278	293	1,535	307	(61)	6,408
Provision for credit losses	57	—	(1)	(3)	(17)	—	36
Noninterest expense	1,543	1,047	196	733	292	61	3,872
Minority interest	—	—	—	—	74	(10)	64
Income taxes (benefits)	525	85	37	271	(83)	(20)	815
Tax-equivalent adjustment	9	—	—	28	24	(61)	—

Net income	$922	146	61	506	17	(31)	1,621

Economic profit	$686	106	45	344	(3)	—	1,178
Risk adjusted return on capital	50.57%	40.48	52.55	38.45	10.41	—	39.43
Economic capital, average	$7,033	1,460	442	5,082	2,784	—	16,801
Cash overhead efficiency ratio (b)	50.48%	81.97	67.16	47.77	57.65	—	57.15
Lending commitments	$97,069	148	4,862	80,608	398	—	183,085
Average loans, net	159,641	322	12,829	36,515	11,868	—	221,175
Average core deposits	$201,699	30,632	13,303	20,884	4,577	—	271,095
FTE employees	42,137	17,851	4,035	4,623	25,023	—	93,669

(a)	Certain amounts presented in periods prior to the first quarter of 2006 have been reclassified to conform to the presentation in the first quarter of 2006.

(b)	Tax-equivalent.

(c)	Tax-equivalent amounts are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.

NOTE 7: BASIC AND DILUTED EARNINGS PER COMMON SHARE
     The calculation of basic and diluted earnings per common share for the three months ended March 31, 2006 and 2005, is presented below.

	Three Months
	Ended March 31,
(In millions, except per share data)	2006	2005

Income available to common stockholders	$1,728	1,621
Basic earnings per common share	1.11	1.03
Diluted earnings per common share	$1.09	1.01

Average common shares — basic	1,555	1,571
Common share equivalents, unvested restricted stock	31	32

Average common shares — diluted	1,586	1,603

NOTE 8: DERIVATIVES (a)
     Risk management derivative financial instruments at March 31, 2006, are presented below.

	March 31, 2006
					In-	Average
	Notional	Gross Unrealized			effective-	Maturity in
(In millions)	Amount	Gains	Losses (f)	Equity (g)	ness (h)	Years (i)

ASSET HEDGES
Cash flow hedges (b)
Interest rate swaps—receive fixed	$34,823	27	(672)	(404)	(7)	3.72
Forward purchase commitments	174	—	—	—	—	0.03
Fair value hedges (c)
Interest rate swaps—pay fixed	1,773	71	—	—	2	16.57
Forward sale commitments	7,427	50	(4)	—	2	0.09

Total asset hedges	$44,197	148	(676)	(404)	(3)	3.61

LIABILITY HEDGES
Cash flow hedges (d)
Interest rate swaps—pay fixed	29,744	530	(155)	232	1	3.85
Interest rate options	17,500	3	—	2	—	1.00
Put options on Eurodollar futures	8,000	—	—	—	1	0.25
Eurodollar futures	22,250	10	—	6	1	0.25
Fair value hedges (e)
Interest rate swaps—receive fixed	19,957	—	(340)	—	4	6.66

Total liability hedges	97,451	543	(495)	240	7	2.80

Total	$141,648	691	(1,171)	(164)	4	—

(a) Includes only derivative financial instruments related to interest rate risk management activities that have been designated and accounted for as accounting hedges. All other derivative financial instruments are classified as trading.
(b) Receive-fixed interest rate swaps with a notional amount of $34.8 billion, of which $9.2 billion are forward-starting, and with pay rates based on one-to-six month LIBOR are primarily designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of one-to-six month LIBOR-indexed loans. Forward purchase commitments of $174 million are designated as cash flow hedges of the variability of the consideration to be paid on the forecasted purchase of available for sale securities.
(c) Pay-fixed interest rate swaps with a notional amount of $1.8 billion and receive rates based on LIBOR are designated as fair value hedges of available for sale securities. Forward sale commitments of $7.0 billion and $427 million are designated as fair value hedges of available for sale securities and mortgage loans in the warehouse, respectively.
(d) Derivatives with a notional amount of $66.8 billion are designated as cash flow hedges of the variability in cash flows attributable to the forecasted issuance of fixed rate short-term liabilities that are part of a rollover strategy. Of this amount, $19.1 billion are pay-fixed interest rate swaps with receive rates based on one-to-three month LIBOR, of which $6.0 billion are forward-starting, $22.2 billion are Eurodollar futures, $8.0 billion are purchase put options on Eurodollar futures and $17.5 billion are LIBOR-based purchased interest rate options. Pay-fixed interest rate swaps with a notional amount of $10.7 billion, of which $2.0 billion are forward starting, and with rates based on one-to-six month LIBOR, are designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of long-term debt.
(e) Receive-fixed interest rate swaps with a notional amount of $20.0 billion and with pay rates based primarily on one-to-six month LIBOR are designated as fair value hedges of fixed rate liabilities, primarily long-term debt.
(f) Represents the fair value of derivative financial instruments less accrued interest receivable or payable.
(g) At March 31, 2006, the net unrealized loss on derivatives included in accumulated other comprehensive income, which is a component of stockholders’ equity, was $401 million, net of income taxes. Of this net of tax amount, a $164 million loss represents the effective portion of the net gains (losses) on derivatives that qualify as cash flow hedges, and a $237 million loss relates to terminated and/or redesignated derivatives. At March 31, 2006, $57 million of net losses, net of income taxes, recorded in accumulated other comprehensive income, is expected to be reclassified as interest income or expense during the next twelve months. The maximum length of time over which cash flow hedges are hedging the variability in future cash flows associated with the forecasted transactions is 20.10 years.
(h) In the three months ended March 31, 2006, gains in the amount of $4 million were recognized in other fee income representing the ineffective portion of the net gains (losses) on derivatives that qualify as cash flow and fair value hedges. This amount also includes the time value of options, which is excluded from the assessment of hedge effectiveness. In addition, net interest income in the three months ended March 31, 2006, decreased by $7 million representing ineffectiveness of cash flow hedges caused by differences between the critical terms of the derivative and the hedged item, primarily differences in reset dates.
(i) Estimated maturity approximates average life.

     Expected maturities of risk management derivative financial instruments at March 31, 2006, are presented below.

	March 31, 2006
	1 Year	1-2	2-5	5-10	After 10
(In millions)	or Less	Years	Years	Years	Years	Total

CASH FLOW ASSET HEDGES
Notional amount — swaps—receive fixed	$5,718	2,058	13,708	13,339	—	34,823
Notional amount — other	$174	—	—	—	—	174
Weighted average receive rate (a)	3.67%	3.78	4.48	5.03	—	4.41
Weighted average pay rate (a)	4.87%	4.61	4.83	4.88	—	4.84
Unrealized gain (loss)	$(22)	(50)	(285)	(288)	—	(645)

FAIR VALUE ASSET HEDGES
Notional amount — swaps—pay fixed	$17	—	10	263	1,483	1,773
Notional amount — other	$7,427	—	—	—	—	7,427
Weighted average receive rate (a)	4.53%	—	4.69	3.20	3.14	3.14
Weighted average pay rate (a)	2.93%	—	4.07	3.41	3.73	3.67
Unrealized gain (loss)	$47	—	—	4	66	117

CASH FLOW LIABILITY HEDGES
Notional amount — swaps—pay fixed	$11,848	3,290	2,548	9,852	2,206	29,744
Notional amount — other	$40,900	6,850	—	—	—	47,750
Weighted average receive rate (a)	4.82%	4.91	4.68	4.86	4.75	4.83
Weighted average pay rate (a)	3.97%	3.88	6.85	5.07	5.88	4.42
Unrealized gain (loss)	$111	53	26	293	(95)	388

FAIR VALUE LIABILITY HEDGES
Notional amount — swaps—receive fixed	$2,657	458	8,302	6,222	2,318	19,957
Weighted average receive rate (a)	5.43%	4.80	4.87	4.78	5.45	4.98
Weighted average pay rate (a)	4.92%	4.66	4.78	4.82	4.68	4.80
Unrealized gain (loss)	$(16)	(3)	(79)	(123)	(119)	(340)

(a) Weighted average receive and pay rates include the impact of currently effective interest rate swaps only and not the impact of forward-starting interest rate swaps. All the interest rate swaps have variable pay or receive rates based on one-to-six month LIBOR, and they are the pay or receive rates in effect at March 31, 2006.

     Activity related to risk management derivative financial instruments for the three months ended March 31, 2006, is presented below.

	March 31, 2006
	Asset	Liability
(In millions)	Hedges	Hedges	Total

Balance, December 31, 2005	$50,360	90,948	141,308
Additions	30,329	28,528	58,857
Maturities and amortizations	(4,289)	(12,300)	(16,589)
Terminations	(21,834)	(1,449)	(23,283)
Redesignations and transfers to trading account assets	(10,369)	(8,276)	(18,645)

Balance, March 31, 2006	$44,197	97,451	141,648

NOTE 9: GUARANTEES

	March 31, 2006		December 31, 2005
		Maximum		Maximum
	Carrying	Risk of	Carrying	Risk of
(In millions)	Amount	Loss	Amount	Loss

Securities and other lending indemnifications	$—	64,579	—	62,597
Standby letters of credit	110	35,222	108	35,568
Liquidity agreements	9	28,723	8	27,193
Loans sold with recourse	39	6,062	47	9,322
Residual value guarantees on operating leases	—	1,111	—	1,109
Written put options	117	9,132	133	8,337
Contingent consideration	—	212	—	264

Total guarantees	$275	145,041	296	144,390